UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SANGAMO THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANGAMO THERAPEUTICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2017

To the Stockholders of Sangamo Therapeutics, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sangamo Therapeutics, Inc., a Delaware corporation (the “Company,” “Sangamo” or “we”), will be held on Monday, June 5, 2017, at 9:00 a.m. Pacific Time at 501 Canal Boulevard, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect seven (7) directors to serve on the Board of Directors until the next Annual Meeting of Stockholder to be held in 2018 or until their successors are duly elected and qualified;

2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in this Proxy Statement;

3.  To approve, on an advisory basis, whether the advisory stockholder vote to approve the compensation of the Company’s named executive officers should occur every year, once every two years or once every three years;

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and

5. To transact such other business as may properly come before the meeting.

In accordance with rules established by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. Accordingly, on or prior to April 26, 2017, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders. The Notice will describe how to access and review our proxy materials, including our proxy statement and annual report on Form 10-K. The Notice as well as the printed copy of proxy cards will also describe how you may submit your proxy on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will mail our registered stockholders a printed copy of all proxy materials.

Only stockholders of record at the close of business on April 17, 2017, are entitled to notice of and to vote at the Annual Meeting.  The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo. All stockholders are cordially invited to attend the meeting in person. To attend the meeting you will need a form of photo identification. If your shares are held in street name, you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement. Whether or not you plan to attend the meeting, please vote as soon as possible.

Sincerely,

Alexander D. Macrae, M.B., Ch.B., Ph.D.
President and Chief Executive Officer

Richmond, California

April 25, 2017

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on June 5, 2017:

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for 2016 are available at:

www.edocumentview.com/sgmo

YOUR VOTE IS VERY IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE REFER TO THE “VOTING BY MAIL, VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 2 OF THE PROXY STATEMENT FOR ALTERNATE VOTING METHODS.

SANGAMO THERAPEUTICS, INC.

501 Canal Boulevard

Richmond, California 94804

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 5, 2017

General

The enclosed proxy card (“Proxy”) is solicited on behalf of the Board of Directors of Sangamo Therapeutics, Inc., a Delaware corporation (the “Company”, “Sangamo” or “we”), for use at the Annual Meeting of Stockholders to be held on Monday, June 5, 2017 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific Time at 501 Canal Boulevard, Richmond, California 94804. We expect to commence the mailing of notices of the Annual Meeting to our stockholders on or about April 26, 2017.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice of Annual Meeting (the “Notice”) and are described in more detail in this Proxy Statement (the “ Proxy Statement”). On April 17, 2017, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 71,784,557 shares of Sangamo’s common stock, par value $0.01, were issued and outstanding. No shares of Sangamo’s preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on the record date. Stockholders may not cumulate votes in the election of directors. All votes will be tabulated by the Inspector of Election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum and Broker Non-Votes

Holders of majority in number of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting on the record date must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than majority of the outstanding and issued shares of our common stock as of the record date, the Annual Meeting may be adjourned without stockholder vote to a subsequent date for the purpose of obtaining a quorum.

Broker non-votes result from shares held of record by stock brokerage firms or financial institutions which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters as to which such brokerage firms or financial institutions are not permitted to vote on a discretionary basis. Proposal No. 4 (ratification of the appointment of Ernst & Young LLP) is considered a “routine matter” and therefore brokerage firms or other financial institutions will not be precluded from voting in the absence of voting instructions from the beneficial owners of the share, and therefore no broker non-votes exist for this proposal.  Proposal No. 1 (election of directors), Proposal No. 2 (approval of compensation of named executive officer) and Proposal No. 3 (approval of frequency of stockholder vote of compensation of named executive officers) are considered “non-routine matters,” therefore broker non-votes may occur if the beneficial owners do not provide voting instructions to the brokerage firms or other financial Institutions.

Votes Required for Each Proposal

The required vote for each of the proposals expected to be acted upon at the Annual Meeting is described below:

Proposal No. 1 — Election of directors. Each director will be elected by the majority of votes cast with respect to such director.   Our Second Amended and Restated Bylaws (the “Bylaws”) provides that any incumbent director who does not receive the required majority votes at the Annual Meeting will promptly tender his or her resignation to the Board, and the Board, after considering the recommendation of the Nomination and Corporate Governance Committee regarding such resignation, shall determine whether to accept or reject the resignation.  For a more detailed description of the majority voting process, see Proposal No. 1: Election of Directors--General below. Abstention and broker non-votes will have no effect in Proposal No. 1.

Proposal No. 2 — To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in this Proxy Statement. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal No. 2.  As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 3 — To approve, on an advisory basis, whether the advisory stockholder vote to approve the compensation of the named executive officers should occur every year, once every two years or once every three years. The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal No. 3.  As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 4 — Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal. We do not expect broker non-votes in Proposal No. 4.

Recommendations of the Board of Directors

After careful consideration, our Board of Directors has unanimously approved the proposals described in this Proxy Statement and their recommendations for each proposal are set forth below:

Proposal		Recommendation of the Board of Directors

1	Election of Directors	FOR all Nominees

2	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in this Proxy Statement	FOR

3

To approve, on an advisory basis, whether the advisory stockholder vote to approve the compensation of the named executive officers should occur every year, once every two years or once every three years

FOR EVERY YEAR

4	Ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the year ending December 31, 2017	FOR

Voting by Mail, via the Internet or by Telephone

You may vote by mailing a completed proxy card, by telephone or over the Internet. Should you receive more than one proxy card because your shares are registered in different names and addresses, each Proxy should be signed and returned or the shares represented thereby should be voted by telephone or over the Internet to assure that all your shares will be voted.

Registered Holders

If your shares are registered in your own name as a registered holder, you may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth in the proxy card attached to this Proxy Statement. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a registered holder and you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Inspector of Elections of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.

Beneficial Owners

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage firm for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Solicitation

Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers, employees or agents of Sangamo. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo’s Annual Meeting in 2018 must be received no later than December 27, 2017, in order that they may be included in the Proxy Statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting in 2018 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, if Sangamo does not receive notice of such proposal prior to March 7, 2018.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

At the Annual Meeting, seven (7) directors are to be elected to serve until the next Annual Meeting of Stockholders or until a successor for such director is duly elected and qualified, or until the death, resignation or removal of such director.  The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.  Our current director and Chairman of the Board, Edward Lanphier, will not stand for reelection at the Annual Meeting.  Immediately following the Annual Meeting, Ms. Parker will serve the Chair of the Board.

Each of the seven (7) nominees set forth in this Proxy Statement will be elected by the majority of the votes cast with respect to such nominee.   If an incumbent director does not receive the required majority vote, the director shall promptly tender his or her resignation to the Board. Within ninety (90) days after the Annual Meeting, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation. The Board will act by taking into account such committee’s recommendation. If the Board does not accept the resignation, the Board is required to publicly disclose its decision and the rationale behind the decision.  For more details about the majority voting standard, see our Bylaws that were filed as an exhibit to the Company’s Form 8-K filed on June 19, 2014.

Nominees for Term Ending Upon the Annual Meeting of Stockholders in 2018

Alexander D. Macrae, M.B., Ch.B., Ph.D., age 54 has served as Sangamo’s President and Chief Executive Officer and as a member of the Board of Directors since June 2016. He has twenty years of experience in the pharmaceutical industry most recently serving as the Global Medical Officer of Takeda Pharmaceuticals, from 2012 to March 2016, where he established and led the Global Medical Office, which encompasses medical affairs, regulatory affairs, pharmacovigilance, outcomes research and epidemiology, quantitative sciences and knowledge and informatics. From 2001 to 2012, Dr. Macrae held roles of increasing responsibility at GlaxoSmithKline, including Senior Vice President, Emerging Markets Research and Development (R&D), from 2009 to 2012. In that position, he provided expertise and resources to create a first-of-its-kind group to expand GSK’s global reach by providing R&D strategies, clinical development and regulatory resources to enter emerging markets and Asia-Pacific. From 2007 to 2008, he was Vice President, Business Development. In that position, he was responsible for scientific assessment and business development project leadership for the neurology, psychiatry, cardiovascular and metabolic therapeutic areas. Earlier in his career, he worked for SmithKline Beecham, where he was responsible for clinical development in the therapeutic areas of neurology and gastroenterology. Dr. Macrae received his B.Sc. in pharmacology and his M.B., Ch.B. with honors from Glasgow University. He is a member of the Royal College of Physicians. Dr. Macrae also earned his Ph.D. in molecular genomics at King’s College, Cambridge.  In addition, Dr. Macrae’s day-to-day leadership and intimate knowledge of Sangamo’s business and operations, as well as Sangamo’s relationships with partners, collaborators and investors, provide the Board with an in-depth understanding of the Company.

Robert F. Carey, age 58, has served as a member of our Board of Directors since June 2016.  Mr. Carey has been executive vice president, chief business officer for Horizon Pharma plc, a biopharmaceutical company, since March 2014.  Prior to that, he served as managing director and head of the healthcare investment banking group at JMP Securities LLC, a full-service investment bank from March 2003 to March 2014. Prior to JMP, Mr. Carey was a managing director in the healthcare groups at Dresdner Kleinwort Wasserstein and Vector Securities International, Inc.  He has also held roles at Red Hen Bread, InStadium, Shearson Lehman Hutton and Ernst & Whinney. Mr. Carey has served on the board of directors of Argos Therapeutics, Inc., a life science company, since September 2015.  Mr. Carey received his B.S. in accounting from the University of Notre Dame. Mr. Carey’s extensive experience and knowledge in the healthcare investment banking industry, particularly with financings, global expansion and other strategic transactions by life-science companies, as well as his role in business development for a public biopharmaceutical company, will provide the Board with valuable insight and contribution.

Stephen G. Dilly, M.B.B.S., Ph.D., age 57, has served as a member of our Board of Directors since March 2010. Since May 2014 Dr. Dilly has served as Chief Executive Officer and a member of the board of directors of Aimmune Therapeutics, Inc. (formerly Allergen Research Corporation), a biotechnology company developing treatments for food allergies.  From January 2012 to December 2012, he was Chief Executive Officer of PhotoThera, Inc., a medical device company. From 2006 to December 2011, he served as President and Chief Executive Officer and a member of the board of directors of APT Pharmaceuticals, Inc., a drug development company. From 2007 to 2009, he served as a member of the board of directors of Avigen, Inc., a biopharmaceutical company which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, he held various management positions at Genentech, Inc., including Vice President of Development Sciences from 2002 to 2003 and Vice President of Medical Affairs from 1998 to 2001. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham in the U.K. During his career, Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas, including Kytril, Paxil, Kredex, Requip, TNKase, Xolair, Avastin, Raptiva, Tarceva, Lucentis and Cubicin. In 1982 Dr. Dilly received an M.B.B.S., the equivalent of an M.D. in the U.S., from the University of London in the U.K. and a Ph.D. in cardiac physiology from University of London in 1988. Dr. Dilly brings medical expertise and significant drug development experience to our Board. Dr. Dilly’s extensive experience in all stages of drug development, from project prioritization through clinical trial design and data analysis to product launch, provides the Board with valuable insight into this process as the Company continues to advance and develop our pipeline of genomic therapy assets.

Steven J. Mento, Ph.D., age 65, has served as a member of our Board of Directors since May 2005. Since July 2005 Dr. Mento has served as President and Chief Executive Officer of Conatus Pharmaceuticals Inc., a biotechnology company engaged in the development of human therapy for liver disease. From 1997 to 2005, he was President and Chief Executive Officer of Idun Pharmaceuticals. From 1992 to 1997, Dr. Mento was an executive officer at Viagene, Inc.  In January of 1992 he joined Viagene, Inc. as Vice President of Research and Development, where he was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Prior to that, from 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company, the last one being the Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company.  Dr. Mento currently serves on the boards of BIOCOM, the BIOCOM Institute and the Biotechnology Industry Organization (BIO), as well as a member of the BIO ECS Governing Body, the BIO Health Section Governing Body, the Donald P. Shiley BioScience Center at SDSU Scientific Advisory Board and Cal State San Marcos Advisory Council. Dr. Mento received a B.A., M.S., and a Ph.D. in microbiology from Rutgers University. He completed his post-doctoral fellowship in somatic cell genetics at the University of Toronto. Dr. Mento’s scientific technical background and extensive operational experience in the early stages of the development of biologic drugs provide the Board with expertise in the management and development of our novel genomic therapy assets.

H. Stewart Parker, age 61, has been a member of our Board of Directors since June 2014. Ms. Parker has over 30 years of experience in the biotechnology industry. She served as the Chief Executive Officer of The Infectious Disease Research Institute (IDRI), a not-for-profit global health Research institute from March 2011 to December 2013. In 1992 Ms. Parker founded Targeted Genetics Corporation, a publicly traded Seattle-based biopharmaceutical company formed to develop gene-based treatments for acquired and inherited diseases that became a world leader in AAV gene therapy. She held the position of President and Chief Executive Officer and was a member of its board of directors from the company's inception until November 2008. Prior to founding Targeted Genetics, Ms. Parker served in various capacities at Immunex from August 1981 through December 1991, most recently as Vice President, Corporate Development. From February 1991 to January 1993, Ms. Parker served as President and a Director of Receptech Corporation, a company formed by Immunex in 1989 to accelerate the development of soluble cytokine receptor products. She has served on the board of directors and the executive committee of BIO, the primary trade organization for the biotechnology industry. She currently serves as a member of the board of directors for several for-profit companies including C3J Therapeutics (formerly C3 Jian Inc), Oncogenex Technologies Inc. and Nexgenia and on the advisory boards of the University of Washington Foundation and College of Arts & Sciences. Ms. Parker received her B.A. and M.B.A. from the University of Washington. Ms. Parker's senior executive experience in AAV gene therapy and biotechnology drug development provides valuable operational, commercial assessment and management skills to the Board.

Saira Ramasastry, age 41, has served as a member of our Board of Directors since June 2012. Since April 2009 she has served as Managing Partner of Life Sciences Advisory, LLC, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for the life science industry. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Co., Inc. where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions (M&A), strategic and capital markets transactions. Prior to joining Merrill Lynch she served as a financial analyst in the M&A group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, the board of directors of Pain Therapeutics, Inc. and Repros Therapeutics, and lead business advisor for the European Prevention of Alzheimer’s Dementia (“EPAD”) consortium. Ms. Ramasastry received her B.A. in economics with honors and distinction and an M.S. in management science and engineering from Stanford University, as well as an M. Phil. in management studies from the University of Cambridge where she is a guest lecturer for the Bioscience Enterprise Programme and serves on the Cambridge Judge Business School Advisory Council. Ms. Ramasastry’s extensive experience in global healthcare investment banking and strategic advisory consulting provides valuable financial, commercial assessment and business development skills to the Board and her thorough understanding of the Company’s technology and programs provides the Board with valuable insight in the development of our novel genomic therapy assets .

William R. Ringo, age 71, has served as a member of our Board of Directors since April 2010, and he also served as our Chairman of the Board until June 2016. From April 2008 until his retirement in April 2010, Mr. Ringo was Senior Vice President of Business Development, Strategy and Innovation at Pfizer Inc. and was responsible for guiding Pfizer’s overall strategic planning and business development activities. Prior to joining Pfizer, he served as an executive in residence at Warburg Pincus and Sofinnova Ventures. From August 2004 to April 2006, Mr. Ringo was President and Chief Executive Officer of Abgenix, Inc., a biotechnology firm focused on developing human antibodies as agents to treat cancer and other serious diseases. At Abgenix, he led efforts to transform the organization into a more focused product company by strengthening the senior management team and enhancing an existing partnership with Amgen, which acquired Abgenix in 2006. Mr. Ringo began his career at Eli Lilly & Company in 1973 and during his 28-year tenure he held a number of senior positions, including Product Group President for Oncology and Critical Care, President of Internal Medicine Products, President of the Infectious Diseases Business Unit and Vice President of Sales and Marketing for U.S. Pharmaceuticals. He retired from Lilly in 2001. From 2001 to 2007, he served on various boards of directors, including Encysive Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc. and InterMune, Inc. where he was the non-executive chairman of the board of directors after serving as interim Chief Executive Officer from June to September 2003. Mr. Ringo served on the board of directors of Onyx Pharmaceuticals, Inc. from 2011 to 2013.  Mr. Ringo also served on the board of directors of Mirati Therapeutics from 2014 to 2016.  Mr. Ringo currently serves on the board of directors of Assembly Biosciences, Inc., Immune Design, Dermira, Inc. and Five Prime Therapeutics.  He received a B.S. in business administration and an M.B.A. from the University of Dayton. Mr. Ringo’s extensive senior executive experience in both biotechnology and pharmaceutical companies provides valuable operational, commercial assessment, corporate leadership and management skills to the Board.

Other Current Director

Edward O. Lanphier II, age 60, the founder of Sangamo Therapeutics, Inc., was appointed as the Chairman of our Board of Directors in June 2016.  He has served as a member of our Board of Directors since Sangamo’s inception in 1995 and, until June 2016, was also President and Chief Executive Officer of the company during that period.  Mr. Lanphier has over 30 years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986, he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He currently serves on the board of directors of the Alliance for Regenerative Medicine, the board of trustees for The Buck Institute for Research on Aging and the Dean’s Advisory Board of the University of Michigan School of Public Health. Mr. Lanphier received a B.A. in biochemistry from Knox College.  Mr. Lanphier is not standing for reelection as a director of Sangamo.

Board Independence

The Board of Directors has determined that each of its current and nominated directors is independent under applicable listing standard of NASDAQ Stock Market LLC (“NASDAQ”), except for Dr. Macrae, who is the Chief Executive Officer of the Company and Mr. Lanphier, who is our former Chief Executive Officer.

Board Committees and Meetings

The Board of Directors held five meetings and acted three times by unanimous written consents in lieu of a meeting during 2016. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Clinical Review Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during 2016.

Audit Committee

The Audit Committee consists of three directors: Mr. Carey, Mr. Ringo and Ms. Ramasastry.   In July 2016, Mr. Ringo was appointed to serve on the Audit Committee and he replaced Ms. Parker, who served as members of the Audit Committee prior to his appointment.  In July 2016, Mr. Carey was appointed to serve as the Chairman of the Audit Committee and he replaced Mr. Cleveland, who served the Chairman of Audit Committee prior to his appointment.  Our Board of Directors has determined that each member of the Audit Committee is independent under the applicable listing standard of NASDAQ and Securities and Exchange Commission (“SEC”) rules.  The Board of Directors has determined that Mr. Carey is an “audit committee financial expert” as defined under SEC rules and has the requisite financial sophistication in accordance with the applicable NASDAQ listing standards. The Audit Committee held four meetings during 2016.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the risk management and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with, and evaluates the performance of, the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and to monitor the independent registered public accounting firm’s qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee Report is included herein on page 41. The Audit Committee has a written charter which is available on our website at www.sangamo.com.

Compensation Committee

The Compensation Committee consists of three directors: Dr. Mento, Ms. Parker and Mr. Ringo, each of whom is independent under applicable listing standard of NASDAQ and SEC rules.  Dr. Mento serves as the Chairman of this committee.

The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation; (iv) adjusting compensation arrangements as appropriate based upon performance; and (v) reviewing and monitoring management development and succession plans and activities.

The Compensation Committee is authorized to engage, oversee and terminate independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of Radford, an Aon Hewitt Company (“Radford”), in order to (i) assess compensation levels and mix of elements for the Company’s executive officers and vice presidents for 2017, (ii) review the peer group companies selected in 2016 and recommend any changes to that list, (iii) assess the compensation of the non-employee directors and (iv) advise the committee on executive compensation and governance trends based on peer group trends and market practices.

The Compensation Committee held six meetings and acted by unanimous written consent in lieu of a meeting four times during 2016. The Compensation Committee has a written charter, which is available on our website at www.sangamo.com.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members has been an officer or employee of Sangamo at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of three directors: Mr. Ringo, Dr. Dilly and Ms. Parker, each of whom is independent under applicable listing standard of NASDAQ. Mr. Ringo serves as the Chairman of this committee. The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees, and develops and recommends governance principles and policies applicable to the Company.

The Nominating and Corporate Governance Committee held four meetings acted once by unanimous written consent in lieu of a meeting during 2016. The Nominating and Corporate Governance Committee has a written charter which is available on our website at www.sangamo.com. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.”

Director Qualifications

The Nominating and Corporate Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, business acumen and scientific expertise, and familiarity with issues affecting the biotechnology and pharmaceutical industries. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate

Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominating and Corporate Governance Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial or other expertise. While the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, as a matter of practice, the committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors that reflect a broad range of perspectives in the Board’s decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors or senior management, executive recruiting firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. Stockholder nominees will receive the same consideration that nominees of the Board receive. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must provide all information requested by the Nominating and Corporate Governance Committee relating to such recommendation, including the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to Investor Relations at the following address:

Investor Relations Department

Sangamo Therapeutics, Inc.

501 Canal Boulevard

Richmond, CA 94804

In evaluating such recommendations, the Nominating and Corporate Governance Committee applies the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Clinical Review Committee

The Clinical Review Committee was established in September 2010 for the purpose of overseeing the ongoing and proposed human clinical trials of the Company. The Clinical Review Committee met from time to time and its responsibilities include monitoring patient recruitment, clinical monitoring, data analysis, clinical data distribution and the review of study protocols. The Clinical Review Committee consisted of three directors: Dr. Dilly, Dr. Macrae and Dr. Mento. Dr. Dilly served as the Chairman of this committee.  In March 2017, the Board of Directors eliminated the Clinical Review Committee and directed management to report directly to the Board of Directors on all matters associated with conducting clinical trials for our human therapeutic programs.

Leadership Structure of the Board

Under our Bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. Currently two individuals serve these two positions. Mr. Lanphier currently serves as the Chairman of the Board and he is not standing in for reelection.  Following the Annual Meeting, Ms. Parker will serve as the Chair of the Board.  The Chair is responsible for chairing Board meetings and meetings of stockholders, setting the agenda for Board meetings and providing information to the Board members in advance of meetings and between meetings.  In addition, our Chief Executive Officer, Dr. Macrae, also serves as a director of our Board.  The Board believes that Dr. Macrae’s membership as a director provides the Board with an in–depth understanding of our business operations because of his extensive experiences and knowledge of the day-today management of all aspects of our operations.  On March 14, 2017, based on the recommendation of the Nominating and Corporate Governance Committee, the Board approved a resolution to appoint Ms. Parker as the Chair of the Board, effective immediately following the Annual Meeting.   Ms. Parker has extensive knowledge and experience in the life science industry and an in-depth understanding of our business strategies and day-to-day operations, which makes her well suited to set the agenda and lead the discussions at board meetings as the Chair.  This will also facilitate communications between the Board and management by ensuring a regular flow of information, thereby enhancing the Board's ability to make informed decisions on critical issues facing our company.

Of the seven directors on our board following the Annual Meeting, six directors are independent under applicable NASDAQ corporate governance rules. The Board believes that this establishes a strong independent board that provides effective oversight of the Company. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors conduct regular executive sessions without the presence of Dr. Macrae or any other members of management. We believe that our leadership structure of the Board, particularly with the appointment of a strong lead independent director with substantial authorities and responsibilities, is appropriate given the nature and size our businesses, because it provides both effective independent oversight and expertise in the complexity and management of our operations as a life sciences company.

Oversight of Risk Management by the Board

Our Board of Directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to Company activities and has determined that the Company’s principal source of risk falls into two categories, financial and product development and testing. The Audit Committee oversees management of financial risks. Our Board of Directors regularly reviews information regarding the Company’s cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our lead therapeutic development programs and other preclinical programs as well as financial and strategic risk related to our Company’s operations. In March 2017, the Board of Directors eliminated the Clinical Review Committee and directed management to report directly to the Board of Directors on all matters associated with conducting clinical trials for our human therapeutic programs.

In addition, the Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for all employees, including executives, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Nine directors attended the 2016 Annual Meeting of Stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to the Sangamo Board of Directors, c/o Investor Relations, 501 Canal Boulevard, Richmond, California 94804. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all employees and directors of the Company. A copy of our Code of Business Conduct and Ethics is available on our website at www.sangamo.com in the Investors & Media Section under Corporate Governance. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sangamo.com, in the Investors & Media section.

Director Compensation

The following table sets forth certain information regarding the compensation of each non-employee director for service as a member of the Board of Directors during 2016.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3) (4) (5)	Total ($)
Robert F. Carey (6)	30,000	—	104,688	134,688
Paul B. Cleveland (7)	32,500	—	34,896	67,396
Stephen G. Dilly	62,500	—	34,896	97,396
Edward O. Lanphier II (8)	42,500	—	—	42,500
John W. Larson (9)	28,750	—	—	28,750
Steven J. Mento, Ph.D.	65,000	—	34,896	99,896
H. Stewart Parker	63,750	—	34,896	98,646
Saira Ramasastry	50,000	—	34,896	84,896
William R. Ringo	77,500	—	34,896	112,396

(1)

Consists of the annual retainer fee for service as a member of the Board of Directors or any Board committee. For further information concerning such fees, see the section below entitled “Director Annual Retainer and Meeting Fees.”

(2)

As of December 31, 2016, Mr. Lanphier held restricted stock units covering 41,666 shares of common stock that were granted to him in December 2015 while he was serving as our President and Chief Executive Officer.

(3)

Pursuant to the Automatic Grant Program in effect under the Company’s 2013 Stock Incentive Plan, Mr. Cleveland, Dr. Dilly, Dr. Mento, Ms. Parker, Ms. Ramasastry and Mr. Ringo each received an option to purchase 10,000 shares of common stock with an exercise price per share of $5.99 at the 2016 Annual Meeting, and each such option had an aggregate grant date fair value of $34,896, without adjustment for estimated forfeitures.  Mr. Carey received an option to purchase 30,000 shares of common stock with an exercise price per share of $5.99 upon his election to Board of Directors at the 2016 Annual Meeting and such option had an aggregate grant date fair value of $104,688, without adjustment for estimated forfeitures.

(4)

As of December 31, 2016, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Carey, 30,000 shares; Mr. Cleveland, 31,667 shares; Dr. Dilly, 110,000 shares; Mr. Lanphier 2,100,000 shares (representing shares subject to options granted to him while he was serving as our President and Chief Executive Officer); Mr. Larson, 29,166 shares; Dr. Mento, 70,000 shares; Ms. Parker, 70,000 shares; Ms. Ramasastry, 54,450 shares and Mr. Ringo, 71,000 shares.

(5)

The amounts represent the aggregate grant date fair value of the awards in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation — Stock Compensation. The assumptions used in the calculation of such grant date fair values are described in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(6)	Mr. Carey was elected as a non-employee member of the Board of Directors at the 2016 Annual Meeting; accordingly, his retainer fees were pro-rated over his period of service.
(7)	Mr. Cleveland resigned as a non-employee member of the Board of Directors as of July 8, 2016; accordingly, his retainer fees were pro-rated over his period of service.
(8)

Mr. Lanphier retired as the Company’s President and Chief Executive Officer on June 1, 2016 and was appointed to serve as the non-executive Chairman of the Board to be effective immediately following the Company’s 2016 Annual Meeting of Stockholders held on June 14, 2016; accordingly, his retainer fees reflect amounts paid as a non-employee member of the Board of Directors commencing June 1, 2016 and are also included in the Salary column under the Summary Compensation Table.

(9)	Mr. Larson did not stand for re-election to the Board of Directors at the 2016 Annual Meeting; accordingly, his retainer fees were pro-rated over his period of service.

Director Annual Retainer and Meeting Fees

Each non-employee member of the Board of Directors receives an annual cash retainer of $40,000.  To the extent the Board of Directors meets more than ten times in any year, each non-employee member of the Board of Directors will receive, for each meeting in excess of ten, a per meeting fee of $1,000 if attended in person and $500 if attended by video or telephone conference. The Chairman of the Board of Directors receives an additional annual cash retainer of $35,000. In addition, the non-employee members of the Board of Directors serving as the Chairman of the Audit Committee, the Chairman of the Clinical Review Committee, the

Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee receive an additional annual cash retainer of $20,000, $20,000, $15,000 and $10,000, respectively. Each non-employee member of the Board of Directors serving as a member of the Audit Committee, the Clinical Review Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, other than the Chairman, receives an additional annual cash retainer of $10,000, $10,000, $7,500 and $5,000, respectively.  All retainer fees are subject to pro-ration for directors who either join or leave the Board of Directors or the respective committee during the year.

The Automatic Grant Program under the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) provides the Compensation Committee with the ability to implement a program whereby directors are given the option to elect to convert their cash board retainer fees into RSU grants.  The Compensation Committee has not implemented such a deferral program.

2013 Stock Incentive Plan

Under the Automatic Grant Program in effect under the 2013 Plan, on the date of each annual stockholders meeting, each continuing non-employee member of the Board of Directors who served as a director for the previous six months automatically receives an option to purchase 10,000 shares of the Company’s common stock. Each option granted under the Automatic Grant Program will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the option grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant will vest in successive equal monthly installments upon completion of each month of Board service over a one-year period. However, the shares subject to each automatic option grant will immediately vest upon (i) the optionee’s death or permanent disability while serving as a member of the Board of Directors, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iv) a change in the majority of the Board of Directors effected through one or more proxy contests for Board of Directors membership.

The Company anticipates that when a new non-employee director is to be elected or appointed to our Board, an equity award policy will be established that outlines the size and terms of any equity award to be granted to such director, based on competitive market data available at such time.  Based upon the recommendation of Radford (the Compensation Committee’s independent compensation consultant), the Compensation Committee awarded Mr. Carey an initial option to purchase 30,000 shares of the Company’s common stock effective on the date of the 2016 Annual Meeting with an exercise price per share equal to the closing price per share of the Company’s common stock on that date.  The option will vest in thirty-six (36) successive equal monthly installments over the thirty-six (36) month period measured from the Grant Date, subject to Mr. Carey’s continued service to the Company as a member of the Board on each monthly vesting date.  The remaining terms of his option are similar to the terms of the annual grants under the Automatic Grant Program.

The Automatic Grant Program provides the Compensation Committees with discretion to grant, in lieu of the option grant that would otherwise be awarded under such program, a number of shares of restricted stock or RSUs to the non-employee directors with a fair market value substantially equal to the grant date fair value of the option that would otherwise be awarded. In addition, the Automatic Grant Program provides the Compensation Committee with the ability to implement a program whereby directors are given the option to elect to convert their cash board retainer fees into RSU grants.

Pursuant to the Automatic Grant Program, on the date of the 2016 Annual Meeting Mr. Cleveland, Dr. Dilly, Dr. Mento, Ms. Parker, Ms. Ramasastry and Mr. Ringo each received an option to purchase 10,000 shares of common stock and Mr. Carey received an option to purchase 30,000 shares of common stock with an exercise price per share of $5.99.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the nominees named above.

PROPOSAL NO. 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s stockholders are entitled to vote at the 2017 Annual Meeting to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. This proposal is commonly referred to as “say-on-pay” proposal.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Company’s Board of Directors or the Compensation Committee of the Board. Although the vote is non-binding, the Company’s Board of Directors and the Compensation Committee of the Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting the Company’s executive officers.

We encourage stockholders to read closely the “Executive Compensation” section of this Proxy Statement, beginning with the Compensation Discussion and Analysis (“CD&A”) on page 19, which describes in detail our executive compensation programs, policies and practices with respect to the compensation of our named executive officers in the year ended December 31, 2016.

The Company’s overarching compensation goal is to reward our executive officers in a manner that supports a strong pay-for-performance philosophy, in order to create a positive relationship between the compensation program and the Company’s operational performance and stockholder return.

We design our executive compensation program to implement our core objectives of attracting and retaining highly qualified executives with extensive industry or scientific experience, motivating and rewarding executives for the Company’s success in meeting its annual goals, ensuring executive compensation is aligned with our corporate strategies and business objectives and aligning executives’ incentives with those of our shareholder.

The Compensation Committee established the 2016 compensation program and the associated Company goals in accordance with the foregoing goals and philosophy. During 2016, the Company made important progress in the transition from a research-focused organization into a patient-focused therapeutics company.  The highlights of the Company’s business successes in the 2016 year, including key changes to leadership and organizational structure, are summarized under the heading “2016 Business Highlights” in the CD&A.  The Board of Directors believes our executive compensation program uses appropriate structures and sound pay practices that are effective in achieving our core objectives.

Resolution

The Board is asking the Company’s stockholders to indicate their support for the compensation of the Company’s named executive officers, as described in this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:

“Resolved that the Company’s stockholders hereby approve the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this Proxy Statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the overall compensation of the Company’s named executive officers, and the philosophy, policies and practices described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Recommendation of the Board of Directors

The Board of Directors recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this Proxy Statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL NO. 3:

ADVISORY VOTE AS TO FREQUENCY OF THE ADVISORY

STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(2) of the Exchange Act, the Company’s stockholders are also entitled to vote at the Annual Meeting regarding whether the stockholder vote to approve the compensation of our named executive officers as required by Section 14A(a)(1) of the Exchange Act (and as presented in Proposal No. 2 of this Proxy Statement) should occur every year, once every two years or once every three years.  The stockholder vote on the frequency of the “say-on-pay” vote to approve executive compensation is an advisory vote only; therefore, it is not binding on the Company or the Company’s Board of Directors or the Compensation Committee.  Exchange Act rules require that such an advisory vote is provided to the stockholders at least every six years.

Although the vote is non-binding, both the Board of Directors and the Compensation Committee of the Board value the opinions of the stockholders and will consider the outcome of the vote when setting the frequency of the stockholder vote on executive compensation.

Stockholders have four choices with respect to the frequency of the stockholder vote for the approval of the compensation of the Company named executive officers, including the option to abstain from voting on this proposal.  The four choices are as follows:

•	Every year;

•	Every two years;

•	Every three years; or

•	Abstain.

At the Company’s 2011 Annual Meeting of Stockholders, the frequency of “every three years” received the vote of a majority of the shares of common stock present in person or represented by proxy and voting at such annual meeting and the Board of Directors adopted “every three years” as the frequency for the “say-on-pay” vote.

Recommendation of the Board of Directors

After careful consideration, the Board of Directors believes that an advisory stockholder vote on executive compensation once every year (i.e., a vote FOR “every year”) is the best approach for the Company and its stockholders. In deciding its recommendation, the Board of Directors considered various factors as to the benefits of an annual advisory vote on executive compensation of our named executive officers, including the following:

•	Annual votes will allow stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a timely basis each year;

•

Annual votes will provide the Board of Directors and the Compensation Committee an opportunity to thoughtfully evaluate and respond to stockholder input quickly and to implement appropriate and effective changes or modifications to the Company’s executive compensation programs;

•	Annual votes are consistent with our approach of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters; and

•	Less frequent votes may allow an unpopular compensation practice to continue too long without input from stockholders.

Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR “every year” as the frequency of the advisory stockholder vote on executive compensation described in this Proposal No. 3. However, the stockholder vote under this Proposal No. 3 is not to approve the Board’s recommendation, but is instead a direct advisory vote on the particular frequency at which each stockholder would like the advisory vote on executive compensation to be conducted.

Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board of Directors may, in the future, decide to conduct advisory votes on less frequent basis and may vary its practice based on factors, such as discussions with stockholders, views expressed by others and the adoption of material changes to our compensation programs. The Board will consider the outcome of the advisory votes, including the number of votes received for each frequency, in determining the actual frequency to be adopted, and such determination will be disclosed in a Form 8-K to be filed in accordance with the rules of the Securities and Exchange Commission.

Our Board unanimously recommends that you vote for the option of “EVERY YEAR” as the frequency of future Say-on-Pay votes.  Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby for “EVERY YEAR” as the frequency of “Say-on-Pay” vote.

PROPOSAL NO. 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm for Sangamo during 2016, to serve in the same capacity for the year ending December 31, 2017, and is asking the stockholders to ratify this appointment. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. The affirmative vote of a majority of our shares of common stock present or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for 2016 and 2015, and fees billed for other services rendered by Ernst & Young LLP during 2016 and 2015:

	2016	2015
Audit fees and expenses (1)	$1,194,558	$846,201
Audit - related fees	—	—
Tax fees (2)	43,775	48,775
All other fees	—	—
Total	$1,238,333	$894,976

(1)

Includes fees and expenses for the audit of our annual financial statements included in our Forms 10-K and the related audit of internal controls over financial reporting, review of interim financial statements included on Forms 10-Q, consultations regarding accounting and auditing matters, fees in connection with our future public offering of shares of our common stock under the “at the market” agreement, fees in connection with the filing of the Company’s registration statements on Form S-3 and related amendments and services normally provided in connection with statutory and regulatory filings.

(2)	Includes fees billed for professional services for tax compliance, tax advice and tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of the independent registered public accounting firm for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report such approval to the full Audit Committee not later than the next committee meeting.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Ernst & Young LLP is compatible with maintaining their independence. The Audit Committee has established a policy governing our use of Ernst & Young LLP for non-audit services. Under the policy, management may use Ernst & Young LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as Sangamo’s independent registered public accounting firm for the year ending December 31, 2017. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of Ernst & Young LLP in this proposal.

OTHER MATTERS

Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our executive officers as of April 11, 2017:

Name	Age	Position
Alexander D. Macrae, M.B., Ch.B., Ph.D.,	54	President, Chief Executive Officer and Director
Kathy Y. Yi	45	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Edward R. Conner, M.D.	44	Senior Vice President and Chief Medical Officer
Curt A. Herberts, III	36	Senior Vice President and Chief Business Officer

Alexander D.  Macrae, M.B., Ch.B., Ph.D., has served as Sangamo’s President and Chief Executive Officer and as a member of the Board of Directors since June 2016. He has twenty years of experience in the pharmaceutical industry most recently serving as the Global Medical Officer of Takeda Pharmaceuticals, from 2012 to March 2016, where he established and led the Global Medical Office, which encompasses medical affairs, regulatory affairs, pharmacovigilance, outcomes research and epidemiology, quantitative sciences and knowledge and informatics. From 2001 to 2012, Dr. Macrae held roles of increasing responsibility at GlaxoSmithKline, including Senior Vice President, Emerging Markets Research and Development (R&D), from 2009 to 2012. In that position, he provided expertise and resources to create a first-of-its-kind group to expand GSK’s global reach by providing R&D strategies, clinical development and regulatory resources to enter emerging markets and Asia-Pacific. From 2007 to 2008, he was Vice President, Business Development. In that position, he was responsible for scientific assessment and business development project leadership for the neurology, psychiatry, cardiovascular and metabolic therapeutic areas. Earlier in his career, he worked for SmithKline Beecham, where he was responsible for clinical development in the therapeutic areas of neurology and gastroenterology. Dr. Macrae received his B.Sc. in pharmacology and his M.B., Ch.B. with honors from Glasgow University. He is a member of the Royal College of Physicians. Dr. Macrae also earned his Ph.D. in molecular genomics at King’s College, Cambridge.

Kathy Y. Yi has served as Senior Vice President and Chief Financial Officer since February 2017.  Ms. Yi has over 15 years of experience in corporate finance, including financial analysis in support of M&A transactions, licensing and other business development activities.  Prior to joining us, Ms. Yi served as Head of Finance for Global Inhalation Technical Research & Development at Novartis Pharmaceutical Corporation since 2014.  From 2007 to 2014, Ms. Yi held various financial management positions of increasing seniority at Life Technologies Corporation, a NASDAQ-listed life science company that was acquired by Thermo Fisher Scientific in 2014, including Finance Leader, Corporate FP&A from 2012 to 2014, Director of Finance, M&A/Corporate Development from 2010 to 2012, and Director of Finance, Global Manufacturing Operations from 2007 to 2010. From 2001 to 2007, Ms. Yi held increasing roles of responsibilities in Corporate Finance at Intel Corporation, including Senior Finance Manager from 2004 to 2007. Ms. Yi began her career as a process engineer for Bechtel Corporation. Ms. Yi received a B.S. in Chemical Engineering at the University of California at Berkeley and an M.B.A. from Columbia University.

Edward R. Conner, M.D. has served as Senior Vice President and Chief Medical Officer since November 2016.  He has over 10 years of industry experience in early and late stage clinical development in a broad range of disease areas including rare diseases, oncology and infectious diseases. Prior to joining Sangamo, Dr. Conner served as Vice President, Clinical Sciences at Ultragenyx Pharmaceuticals, a biopharmaceutical company developing novel products for the treatment of rare and ultra-rare diseases since January 2015. Prior to joining Ultragenyx, from October 2013 to November 2014, he served as Senior Medical Director at BioMarin Pharmaceuticals Inc., where he led protocol development and regulatory interaction for its global phase 3 program in Pompe disease. From 2008 to 2013, Dr. Conner served as Medical Director at Genentech, Inc. and was the clinical science team leader of several product candidates, one of which is now a commercial drug product. Dr. Conner completed his Internal Medicine residency training at the University of Michigan and was a fellow in Clinical Immunology & Allergic Diseases at Johns Hopkins School of Medicine. He received a B.S. in Biology, cum laude, from Duke University and his M.D. from the University of California, San Francisco.

Curt A. Herberts, III has served as Senior Vice President and Chief Business Officer since December 2016 and oversees Sangamo’s business functions and plans for commercialization of its therapeutics. Mr. Herberts has over 10 years of experience in commercial strategy and corporate development. He joined Sangamo in October 2010 as Director, Corporate Development and Strategy and was promoted to Senior Director in January 2012, and Vice President and Head of Corporate Development in July 2015. During this time, Sangamo established a number of collaborative agreements, including global collaborations with Shire plc, in 2012, and Biogen, Inc., in 2014. Prior to joining Sangamo, Mr. Herberts held several positions of increasing responsibility at Campbell Alliance Group, Inc., including leadership roles in the corporate development and commercial strategy practice areas, from June 2006 to October 2010.  Mr. Herberts holds an A.B. in Human Biology from Stanford University and a M.B.S. from Keck Graduate Institute of Applied Life Sciences.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of our common stock as of April 7, 2017, by (i) all persons who were beneficial owners of five percent (5%) or more of our common stock based on 71,754,319 shares outstanding as of April 7, 2017, (ii) each current director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo Therapeutics, Inc., 501 Canal Boulevard, Richmond, CA 94804. Except as otherwise indicated or to the extent authority may be shared by both spouses under applicable law, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (15)
Wasatch Advisors, Inc. (1)	7,256,260	10.3%
505 Wakara Way Salt Lake City, UT 84108
BlackRock, Inc. (2)	5,604,204	7.9%
55 East 52nd Street New York, NY 10055
Alexander D. Macrae, M.B., Ch.B., Ph.D (3)	175,000	*
Edward O. Lanphier II (4)	3,227,118	4.5%
Robert F. Carey (5)	30,000	*
Edward R. Conner, M.D.	—	*
Stephen G. Dilly, M.B.B.S., Ph.D. (6)	110,000	*
Curt A. Herberts III (7)	96,971	*
Steven J. Mento, Ph.D. (8)	102,214	*
H. Stewart Parker (9)	71,000	*
Saira Ramasastry (10)	54,450	*
William R. Ringo (11)	71,800	*
H. Ward Wolff (12)	1,120,807	1.6%
Geoffrey M. Nichol, M.B., Ch.B. (13)	85,510	*
Kathy Y. Yi	—	*
All current directors and executive officers as a group (11 persons) (14)	3,938,553	5.5%

*	Less than one percent.
(1)

According to a Schedule 13G/A filed on February 14, 2017, Wasatch Advisor, Inc. is the beneficial owner of 7,256,260 shares of common stock and has sole power to vote or to direct to vote such shares, and the sole power to dispose or direct the disposition of such shares.

(2)

According to a Schedule 13G/A filed on January 26, 2017, BlackRock, Inc., as the parent holding company of various subsidiaries that acquired shares of our common stock, is the beneficial owner of 5,604,204 shares of common stock. BlackRock, Inc. has sole power to dispose or to direct the disposition of 5,604,204 shares of common stock and sole power to vote or to direct to vote of 5,460,894 shares of common stock.

(3)	Consists 175,000 shares of common stock subject to options exercisable within 60 days after April 7, 2017.
(4)

Includes 1,974,999 shares of common stock subject to options exercisable within 60 days after April 7, 2017. Also includes 1,252,119 shares held in family trust. Excludes Restricted Stock Units (“RSUs”) covering an additional 41,666 shares of common stock that may vest and become issuable more than 60 days after April 7, 2017.  Mr. Lanphier is not standing in for reelection at the Annual Meeting.

(5)

Consists of 30,000 shares issuable upon the exercise of stock options within 60 days of April 7, 2017, of which 9,166 shares fully vest within 60 days of April 7, 2017.  The remaining 20,834 shares do not vest within 60 days of April 7, 2017 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(6)

Consists of 110,000 shares issuable upon the exercise of stock options within 60 days of April 7, 2017, of which 109,166 shares fully vest within 60 days of April 7, 2017.  The remaining 834 shares do not vest within 60 days of April 7, 2017 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(7)

Includes 74,820 shares of common stock subject to options exercisable within 60 days after April 7, 2017. Excludes RSUs covering an additional 15,833 shares of common stock that may vest and become issuable more than 60 days after April 7, 2017.

(8)

Includes 70,000 shares issuable upon the exercise of stock options within 60 days of April 7, 2017, of which 69,166 shares fully vest within 60 days of April 7, 2017.  The remaining 834 shares do not vest within 60 days of April 7, 2017 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.  Also includes 32,214 shares held in a family trust.

(9)

Includes of 70,000 shares issuable upon the exercise of stock options, of which 67,777 shares fully vest within 60 days of April 7, 2017. The remaining 2,223 shares do not vest within 60 days of April 7, 2017 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(10)

Includes 54,450 shares issuable upon the exercise of stock options, of which 53,616 shares fully vest within 60 days of April 7, 2017. The remaining 834 shares do not vest within 60 days of April 7, 2017 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(11)

Consists of 71,000 shares issuable upon the exercise of stock options within 60 days of April 7, 2017, of which 70,166 shares fully vest within 60 days of April 7, 2017.  The remaining 834 shares do not vest within 60 days of April 7, 2017 and would be subject to repurchase upon cessation of service to Board if exercised prior to vesting.

(12)

Includes 951,478 shares of common stock subject to options exercisable within 60 days after April 7, 2017.  Mr. Wolff retired from his position as Executive Vice President and Chief Financial Officer effective as of February 28, 2017.

(13)	Dr. Nichols resigned his position as an Executive Vice President of Research and Development in November 2016.
(14)

Includes 2,630,269 shares issuable upon the exercise of stock option, of which 2,603,876 shares are fully vested within 60 days of April 7, 2017. The remaining 26,393 shares do not vest within 60 days of April 7, 2017 and would be subject to repurchase upon cessation of service to the Board if exercised prior to vesting. Excludes RSUs covering an additional 57,499 shares of common stock that may vest and become issuable more than 60 days after April 7, 2017.

(15)

The percentages are calculated based on 71,754,319 shares outstanding as of April 7, 2017.  Shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 7, 2017, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

COMPENSATION DISCUSSION AND ANALYSIS

It is our intent in this Compensation Discussion and Analysis (“CD&A”) to inform our stockholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze the key elements of the compensation provided to the two individuals who served as our chief executive officers during 2016, our principal financial officer and the other executive officers named in the Summary Compensation Table which follows this discussion. We refer to these officers as our named executive officers.

2016 Business Highlights

2016 was a transition year for the Company both in terms of leadership and organizational evolution from a research-focused organization into a patient-focused therapeutics company.

•

On June 1, 2016, the Company appointed Dr. Alexander D. Macrae to serve as the Company’s President and Chief Executive Officer.  Also effective as of June 1, 2016, Mr. Edward O. Lanphier retired from that position and is serving as the non-executive Chairman of the Board of Directors through the 2017 annual meeting of stockholders.

•	Following Dr. Macrae’s appointment, the Company undertook a strategic review of its business and programs which resulted in re-prioritizing some of its initiatives.
•

A revised business plan refocused the Company’s therapeutic efforts around four core clinical programs in hemophilia B, hemophilia A, Mucopolysaccharidosis Type I (MPS I) and Mucopolysaccharidosis Type II (MPS II).

•

During the first half of 2016, the Company received FDA clearance of its Investigational New Drug (IND) applications to initiate Phase 1/2 clinical trials for MPS I (Hurler syndrome) and MPS II (Hunter syndrome).  Furthermore, in January 2017, the FDA granted orphan drug designation to the Company’s genome editing product candidate for the treatment of MPS I.

•

In September 2016, the U.S. Food and Drug Administration (FDA) granted orphan drug designation to SB-FIX, the Company’s zinc finger nuclease (ZFN)-meditated in vivo genome editing therapeutic candidate for hemophilia B and in October 2016 the Company initiated its Phase 1/2 clinical trials for SB-FIX .

•

On November 30, 2016, the Company appointed Edward R. Conner, M.D. as Senior Vice President and Chief Medical Officer and promoted Curt A. Herberts, III to the newly created role of Senior Vice President and Chief Business Officer. These appointments will assist the Company as it initiates additional Phase 1/2 clinical trials and lays the groundwork for commercialization of its pipeline.

•

The Company made a number of other organizational changes, including several key hires in our clinical and technical operations teams and instituted new procedures in order to position the Company to advance its clinical programs.

•	In January 2017, the FDA cleared the Company’s Investigational New Drug (IND) application SB-525 cDNA gene therapy for treatment of hemophilia A.
•

While the changes provided more focus to the Company’s therapeutic efforts, the re-prioritizing resulted in delays in certain of our programs and changes in the timing of milestones related to some of our other programs.  For example, the initiation of our Phase 1/2 trials in MPS I and MPS II was delayed to 2017.

•	The Company concluded 2016 with $142.8 million in cash, cash equivalents, investments and interest receivable.

2016 Executive Compensation Highlights

As discussed in this CD&A, the Compensation Committee strives to create a positive relationship between its compensation program and the Company’s operational performance and stockholder return. The Compensation Committee established the 2016 compensation program and the associated Company goals in accordance with this philosophy based on the Company’s business plan.  The transition in leadership and directional change in our business necessitated certain changes in our compensation program and influenced our decisions for 2016 year-end compensation in order to provide the appropriate incentives to execute on the Company’s repositioned business goals.  However, they did not alter our commitment to competitive performance-based compensation.  Our compensation practices keep the best interests of our stockholders in mind. Below is a summary of the best practices that we have implemented:

•

In order to assure that the compensation programs for the executive officers remain competitive with peer companies, accomplish the Company’s pay-for-performance objectives, and create rewards for the realization of our long-term strategic objectives, the Compensation Committee works with an independent consultant, Radford, an Aon Hewitt Company (“Radford”), to obtain the advice and market data needed to ensure that the compensation programs achieve these goals.

•	The base salary increases for our executive officers were modest, and generally consistent with salary increases for our other employees.

•

The Company’s 2016 executive cash bonus program as implemented (applicable for Messrs. Lanphier and Wolff and Dr. Nichol) in March 2016 provided our executive officers with a direct financial incentive in the form of a cash bonus award tied to the Company’s achievement of aggressive pre-established clinical, research and development, business and corporate development, and financial objectives for the 2016 year. As provided in the 2016 executive cash bonus program, the performance goals had to be attained at a minimum threshold of 70% in order for a bonus to be paid.  Following the hiring of Dr. Macrae as the Company’s President and Chief Executive Officer in June 2016 and a review of the Company’s business plan led by Dr. Macrae, new objectives were developed, approved by the Board of Directors and then pursued during the second half of 2016.  While the Company did not achieve the 70% threshold under the 2016 executive cash bonus program adopted in March 2016, the Compensation Committee reviewed the Company’s performance for the entirety of 2016, taking into account the re-prioritized objectives of the Company during the second half of 2016. In order to reward the performance of executive officers during the entire 2016 year, including under the new objectives in the second half of 2016, the Compensation Committee approved a bonus at the 70% threshold.

•

The Company does not offer a defined benefit pension plan, deferred compensation plan or supplemental executive retirement plan.  Instead, the Company relies on equity compensation (in the form of stock options and restricted stock units) in order to attract and retain key employees, align the interests of our executive officers with those of our stockholders and to provide our executive officers and other employees with the opportunity to accumulate retirement income.  However, the Compensation Committee is committed to using equity incentive awards prudently and within reasonable limits. Our historic three-year average gross burn rate, representing annual equity award grants as a percentage of total shares outstanding is 3.29%, calculated in accordance with the methodology used by Institutional Shareholder Services (ISS).  This is below the 6.53% gross burn rate limit for 2017 that ISS applies to the Pharmaceutical and Biotechnology GICS industry group of the Russell 3000 to which the Company belongs.

•

We entered into employment agreements with Drs. Macrae and Conner in connection with their appointments.  The terms of their respective compensation arrangements were based on market data and recommendations provided by Radford. These employment agreements and the employment agreements with other named executive officers which provide financial protection against the potential loss of employment in designated circumstances, which the Compensation Committee believes will allow the executives to focus attention on the best interests of the stockholders, without undue concern as to the executive’s own financial situation. The Compensation Committee has been advised by its independent compensation consultant that the benefits provided under these agreements are consistent with both Peer Company and broader market practices, and are fair and reasonable.

•	The Compensation Committee annually assesses whether our compensation programs have potential risks that are reasonably likely to have a material adverse effect on the Company.
•	The Company does not offer any significant perquisites or personal benefits to the executive officers.
•	None of our employment agreements contain a tax gross-up.
•

Subject to input from the stockholders at the 2017 annual meeting of stockholders, the Board of Directors intends to seek an advisory stockholder vote to approve the compensation of the named executive officers every year.

Overview of the Company’s Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee

The Compensation Committee assists the Board of Directors in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies and programs of the Company, especially those regarding executive compensation and employee benefits.

The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation; (iv) adjusting compensation arrangements as appropriate based upon performance; and (v) reviewing and monitoring management development and succession plans and activities.

During 2016 Dr. Mento served as Chairman of the Compensation Committee.  Mr. Ringo served as a member of the Compensation Committee for the entire year and Mr. Larson served as a member from start of the year until June 14, 2016 and Ms. Parker served from then until the end of the year. The Company’s Board of Directors has determined that all of the Compensation Committee members who served during the 2016 year are “independent” directors under the NASDAQ definition of independence. Dr. Mento and Mr. Ringo and Ms. Parker have extensive experience in executive management and the biotechnology industry, including experience with compensation practices and policies.

Objectives of the Company’s Compensation Program

The Company is focused on translating groundbreaking science into genomic therapies that transform people’s lives using the Company’s platform technologies in genome editing, gene therapy, gene regulation and cell therapy.  To achieve this strategic objective, the Company has emphasized the recruitment of executives with significant industry or scientific experience, including in the areas of clinical development, medical affairs, product development, commercial planning and research innovation. This is a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind.

Pharmaceutical research, development and commercialization require sustained and focused effort over many years, and involves a high degree of risk, particularly in the early stages of clinical development. As a consequence, the Compensation Committee believes the Company’s compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term objectives and align the interests of our employees with those of our stockholders. At the same time, the compensation programs have to be designed to serve as an important retention tool. The Company believes that compensation should not be based primarily on the near-term performance of our stock, which has been and continues to be highly volatile.

To this end, the primary objectives of the Company’s compensation program are to:

•

Enable the Company to attract and retain highly qualified executives with extensive industry or scientific experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value;

•	Reward executives for the Company’s success in meeting its annual clinical development and other research and operational goals;
•	Reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage; and
•	Align the interests of our executives with those of our stockholders.

Executive Compensation Determination Procedures and Policies

The Compensation Committee reviews executive compensation annually. As part of this process, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation levels for individual executives other than himself based on the performance evaluation conducted by the executive’s manager.  The Compensation Committee reviews this information and adjusts or approves the recommendations as appropriate.  In making its determination for each named executive officer, the Compensation Committee considers the Company’s performance against annual and longer term objectives, market data regarding executive compensation at comparable companies and realized and realizable values under previous equity awards.

In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance against the Company’s annual goals and longer term objectives pre-established by the Board of Directors, together with market data regarding executive compensation at comparable companies and realized and realizable values under previous equity awards.

The Compensation Committee retained the services of Radford in order to (i) assess compensation levels and mix of elements for the Company’s executive officers and vice presidents for 2016, (ii) review of the peer group companies selected in 2015 and recommend any changes to that list and (iii) advise the committee on executive compensation and governance trends based on peer group trends and market practices.  Radford also provided comparative data in connection with setting the compensation for Drs. Macrae and Conner when they joined the Company and for Mr. Herberts at the time of his promotion.  The Compensation Committee also took into account internal compatibility and other data provided by management in setting compensation for Drs. Macrae and Conner and Mr. Herberts.  The Compensation Committee determined that Radford was independent using criteria established by NASDAQ for evaluating the independence of advisors to the Compensation Committee.

Comparative Analysis

For purposes of measuring the competitive positioning of our compensation packages, peer companies are generally selected by the Compensation Committee primarily using the following criteria, with a general preference for companies located in northern California: (i) publicly-held pre-commercial U.S. biotechnology companies, (ii) companies with 50 – 500 employees, and (iii) companies that fall within a specific market capitalization range of approximately one half to two times Sangamo’s market capitalization at the time of the peer evaluation. Because the biotechnology industry is a dynamic industry, the comparator group used by the Compensation Committee to measure the competitive positioning of our compensation packages is periodically updated to ensure that companies continue to meet the established criteria.

The selected comparable companies for purposes of measuring the competitive positioning of the base salary and cash incentive bonus and equity compensation elements of the compensation packages in 2016 were as follows:

ACADIA Pharmaceuticals Bluebird bio Celldex Therapeutics ChemoCentryx Cytokinetics Dyax Dynavax Technologies Exelixis Geron ImmunoGen

Infinity Pharmaceuticals

MannKind

Neurocrine Biosciences

Osiris Therapeutics

Peregrine Pharmaceuticals

Sarepta Therapeutics

Synta Pharmaceuticals

Threshold Pharmaceuticals

Ultragenyx Pharmaceutical

XenoPort

  Key Elements of the Company’s Executive Compensation Program

The following are the key elements of the Company’s executive compensation program:

•	Base Salary
•	Cash Incentive Bonus
•	Equity Compensation

Historically, we have targeted each component of compensation at the 50th to 75th percentile of market data derived by Radford from the comparator group percentile of market data derived by Radford from the comparator group.  However, for 2016, based on advice from Radford, the Compensation Committee determined to target total direct compensation at the 50th to 75th percentile.  This provides more flexibility in setting the components of compensation that are appropriate for each named executive officer.

Base Salary

Base salary is intended to enable the Company to attract and retain skilled and experienced executives and to provide a level of economic security for executives from year to year. For each of the Company’s officers, the Compensation Committee generally begins by targeting base compensation in the range of the 50th to 75th percentile of the market data derived by Radford from the comparator group. The Committee considers this positioning appropriate given the high cost of living in the San Francisco Bay Area. However, the base salary for a specific executive officer may then be targeted below or above the range based on individual performance, experience, skills and the importance of the executive’s position to the Company.

In accordance with our practice, in December 2015 the Company conducted annual performance reviews for the 2015 year for all of its employees, including named executive officers. Based on these reviews, Company performance for the 2015 year, advice from Radford and competitive data from the peer group, the Compensation Committee approved increases in annual base salaries for each of the Company’s named executive officers, effective January 1, 2016.  In general, the base salaries of those executive officers for 2016 were at or above the 75th percentile of the market data derived from the peer group.

The base salaries for Drs. Macrae and Conner were established under their employment agreements.

The base salaries established for 2016 and 2015 were as follows:

Name	2016 Base Salary	2015 Base Salary	Percent Increase
Alexander D. Macrae M.B., Ch.B., Ph.D (1)	$600,000	$—	N/A
Edward O. Lanphier II (2)	$700,000	$675,000	3.7%
H. Ward Wolff (3)	$422,500	$415,000	1.8%
Geoffrey M. Nichol, M.B., Ch.B. (4)	$482,500	$470,000	2.7%
Edward R. Conner, M.D. (5)	$400,000	$—	N/A
Curt A. Herberts, III (6)	$340,000	$255,000	33%

(1) Effective June 1, 2016 upon commencement of his employment as President and Chief Executive Officer.

(2) Mr. Lanphier resigned as President and Chief Executive Officer effective June 1, 2016.

(3) Mr. Wolff retired from his position as Executive Vice President and Chief Financial Officer effective as of February 28, 2017.

(4) Dr. Nichol terminated employment effective October 25, 2016.

(5) Effective November 30, 2016 upon commencement of his employment as Senior Vice President and Chief Medical Officer.

(6) Effective October 1, 2016 in connection with his promotion to the position of Senior Vice President and Chief Business Officer.  Prior to that, his 2016 base salary was $272,500.

Cash Incentive Bonus for 2016

Incentive Compensation Plan Terms and Conditions

The Board of Directors has adopted the Sangamo Therapeutics, Inc. Incentive Compensation Plan (the “Incentive Plan”) as a performance-based cash bonus program for the Company’s executive officers. The Compensation Committee has discretion under the Incentive Plan to implement one or more performance periods under the plan, each of a duration determined by the Compensation Committee. The Incentive Plan includes a list of criteria, one or more of which may be used to establish performance objectives under the Incentive Plan, including both individual and Company performance objectives. For each Company and individual objective, the Compensation Committee may set differing levels of attainment. The Compensation Committee will then establish dollar levels for the bonus to which each participant may become entitled for that performance period based on the level at which the performance objectives are actually attained.

2016 Bonuses

The Compensation Committee established the 2016 executive cash bonus program under the Incentive Plan for Messrs. Lanphier and Wolff and Dr. Nichol for the 2016 year which provided each such executive officer with a direct financial incentive in the form of a cash bonus award tied to our achievement of aggressive pre-established clinical, research and development, business and corporate development, and financial goals for the 2016 year based on our annual operating plan for such year.  Dr. Macrae was eligible to receive a 2016 bonus under his employment agreement based on the level of attainment of the same performance goals as set forth in the 2016 executive cash bonus program for the other named executive officers, pro-rated for his period of service in 2016.  Dr. Conner was not entitled to a bonus for 2016. Mr. Herberts participated in the non-executive cash bonus program (which was based on attainment of the same Company performance goals as under the executive cash bonus program as well as specified individual goals) until his appointment as an executive officer.

The Compensation Committee has historically determined the size of potential cash bonuses by reference to target bonus amounts, based on market data from the peer group for each executive position. The specified percentages are intended to help ensure that the Company’s total cash compensation is competitive when compared to the peer companies. It is also designed to ensure that a portion of each executive’s cash compensation is contingent on goal achievement, thereby increasing the performance-based component of each executive’s total compensation.

For the performance period under the 2016 executive cash bonus program coincident with the 2016 calendar year, the target cash bonus for our executive officers was as follows: Dr. Macrae, 60% of base salary (prorated for period of service); Mr. Lanphier, 60% of base salary; Dr. Nichol, 45% of base salary; Mr. Wolff, 40% of base salary; and Mr. Herberts, 30% of base salary for the period  prior to October 1, 2016 and 35% of base salary for the period thereafter.  Mr. Herberts’ target bonus was allocated to Company and individual performance (70%/30% for the period prior to October 1, 2016 and 80%/20% for the period thereafter).

Under the 2016 executive cash bonus program, the aggregate percentage attainment of the corporate performance objectives had to be at a minimum of 70% for any bonuses to become payable.

At the time the objectives were set in January 2016, we believed that the objectives, though aggressive, were achievable at the established target levels, but substantial uncertainty nevertheless existed as to the actual achievement of the objectives at the established level.  However, as a result of the re-focusing of the Company’s priorities following the hiring of Dr. Macrae as the Company’s President and Chief Executive Officer, the implementation of a significant portion of the Company performance milestones under the 2016 executive cash bonus program was deferred beyond 2016 and some were eliminated as priorities of the Company.  Accordingly, the Company performance objectives under the 2016 executive cash bonus program adopted in March 2016 were not attained at the threshold level of 70%.  However, the Compensation Committee determined that it was appropriate and in the best interest of the Company for the executive officers and other employees of the Company to receive a bonus in which the corporate objective portion reflected an achievement of 70% of the target bonus amounts.  This amount reflected achievement of 50% of the objectives under the 2016 executive cash bonus program and approximately 90% of the corporate objectives established for the second half of 2016 following the hiring of Dr. Macrae and review of the Company’s business plan, pro-rated by 50% to reflect its limited coverage of the remainder of 2016. The Compensation Committee determined that Mr. Herberts had attained his individual goals at 110% for the period prior to October 1, 2016 and 100% for the period thereafter.

The performance objectives, weighting and achievement under the 2016 executive cash bonus program adopted in March 2016 may be summarized as follows:

Corporate Performance Objectives For 2016		Weighting	Achievement
Clinical Objectives:		50%	10% (20% of category)
•	Advance clinical trials for Factor 9, MPS I, MPS II, Beta Thalassemia, sickle cell disease and HIV programs

Preclinical Development, Manufacturing and Regulatory Objectives:		30%	25% (83.3% of category)
•	Milestones related to the submission of INDs
•	Manufacturing – develop capabilities for in house GMP production
•	Other research and clinical development objectives related to regulatory activities
Business/Corporate Development Objectives:		5%	5% (100% of category)
•	Evaluate and complete at least one ZFP Therapeutic corporate partnership or in-license or acquire additional technologies or synergistic products

Research Objectives:		10%	7.5% (75% of category)
•	Advance prioritized ZFP Therapeutic research programs
•	Secure new grant funding to support preclinical programs
•	Achieve all development deliverables under the partner agreements
•	Other research objectives
Finance and Organizational Objectives:		5%	2.5% (50% of category)
•

Manage finances in accordance with Board approved operating plan and conclude 2016 with more than $150.0 million in cash and cash equivalents, excluding cash from new corporate partnerships or financing activities

Total		100%	50%

The objectives for the second half of 2016 developed and approved by the Board of Directors as part of the review of the Company’s business plan included achievement of clinical progress for the Company’s four lead assets (Hemophilia B, Hemophilia A, MPS I, and MPS II), development of new targets for research program, management and development of capital resources, achievement of certain recruiting and retention targets, implementation of new branding  and assessment and strategy refinement for chemical, manufacturing and controls (CMC) operations.  The Compensation Committee determined that 90% of these objectives were achieved.

The table below sets forth the target and actual bonus awards for our named executive officers:

Name	Target Award	Actual Award
Alexander D. Macrae, M.B., Ch.B., Ph.D	$360,000	$147,000
Edward O. Lanphier II	$420,000	$—
H. Ward Wolff	$169,000	$118,300
Geoffrey M. Nichol, M.B., Ch.B.	$217,125	$—
Edward R. Conner, M.D.	$140,000	$—
Curt A. Herberts, III	$119,000	$72,886

Sign On Bonuses

Drs. Macrae and Conner each received a sign-on bonus in an amount equal to $200,000 and $100,000 respectively in connection with their commencement of employment.  The bonuses are subject to repayment in the event of termination prior to completion of 1 year of service.  See additional information regarding employment agreements in the section of the Proxy Statement entitled “Employment Contracts and Change in Control Arrangements”.

Equity Compensation

The Company grants equity awards in the form of stock options and/or RSUs to its executives, and to all of its employees, to provide long-term incentives that align the interests of its work force with the achievement of the Company’s long-term vision to develop and commercialize pharmaceutical products and with the interests of the Company’s stockholders. Given the time periods involved in pharmaceutical development, the Company believes that these long-term incentives are critical to the Company’s success. The exercise price for options granted by the Company is equal to the closing price of the Company’s stock on the option grant date. Accordingly, stock options produce realizable value to the holder only if the Company’s stock price increases over the period of time that the award remains outstanding. Each RSU entitles the recipient to one share of our common stock at a designated issue date following the vesting of that unit, without the payment of an exercise price or other cash consideration for the issued share.  RSUs reduce the dilutive effect of the incentive equity awards made to management, make the Company’s equity compensation practices competitive with the Company’s peer group and provide additional retention incentive. The Company has historically made equity grants in December of each fiscal year.   However, the Compensation Committee determined that it would be more appropriate to make equity grants at the beginning of the fiscal year after the Company’s operating plan had been approved by the Board and the performance in the prior fiscal year completed.  Accordingly, the annual equity grants for 2016 were made at the Compensation Committee’s meeting in January 2017.

In connection with their initial employment, Drs. Macrae and Conner were granted stock options to acquire 700,000 shares and 200,000 shares, respectively, with a per share exercise price equal to the closing price per share on the respective grant dates.  The stock options are subject to a four year vesting schedule with 25% of the grant vesting on the first anniversary of the grant and then monthly thereafter for the next three years. Each of the awards is subject to accelerated vesting in whole or in part in the event the officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company.

Because our executive officers have generally retained their equity awards for significant time periods, thereby aligning the interests of our executive officers with the interests of our stockholders, we have not adopted a policy requiring our executive officers to hold their equity awards for any designated period of time.

Equity awards are granted to all employees, including executives, when they are hired, and employees are eligible for additional equity awards in connection with annual performance reviews each year. New hire equity awards are generally pre-authorized and become effective at the end of the month during which the employee starts at the Company, with the exercise price of any stock option grants set at the closing price of the Company’s stock on that date.

Employment Agreements

The Company has entered into an employment agreement with each of our named executive officers which provide financial protection against the potential loss of employment in designated circumstances, which the Compensation Committee believes will allow the executives to focus attention on the best interests of the stockholders, without undue concern as to the executive’s own financial situation. None of our employment agreements contain a tax gross-up. The Compensation Committee has been advised by Radford that the benefits provided under these agreements are consistent with both Peer Company and broader market practices, and are fair and reasonable.

A summary of the material terms of the employment agreements together with a quantification of the benefits available under those agreements, may be found in the section of the Proxy Statement entitled “Employment Contracts and Change in Control Arrangements.”

Severance Payment to Mr. Lanphier

In connection with Mr. Lanphier’s termination as the Company’s President and Chief Executive Officer, Mr. Lanphier was paid the severance payments and benefits in accordance with his employment agreement.  A summary of his severance payments and benefits may be found in the section of the Proxy Statement entitled “Employment Contracts and Change in Control Arrangements.”

Other Elements of Executive Compensation Program

The remaining elements of the Company’s executive compensation program, like its broader employee compensation programs, are intended to make the Company’s overall compensation program competitive with those of its peer companies, keeping in mind the constraints imposed by the Company’s reliance on the capital markets as the primary source of its cash needs. With the exception of the employment agreements between the Company and the named executive officers, all of the remaining elements of the Company’s executive compensation program (401(k) Plan, Medical, Dental, and Vision Plans, Life and Disability Insurance, and Employee Stock Purchase Plan) are available to all Company employees.

Allocations between Base Salary, Cash Incentive Bonus and Equity Compensation for Executives and Risk-Taking

As discussed above, the development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development.

The Company has sought to align equity and cash components with industry peers in order to offer compensation packages that enable us to attract and retain talented employees, including those in the Company’s executive ranks. The Compensation Committee continues to evaluate the relative importance of equity and cash components of total compensation.

The Company does not believe that the performance-based nature of the executive compensation program encourages excessive risk-taking by its executive officers that would threaten the economic viability of the Company. Some clinical milestones under the cash incentive program each year are generally focused on the achievement of a specific milestone, rather than a successful outcome. The Compensation Committee believes that this strategy protects against the potential of near-term incentives to encourage excessive risk taking. In addition, long-term equity awards tied to the value of the Company’s common stock represent a significant component of an executive officer’s total direct compensation, as evidenced by the compensation breakdown contained in the Summary Compensation Table that follows. Those awards promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. Because the equity awards are typically made on an annual basis to the executive officers, those officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long-term goals. Accordingly, the overall compensation structure is not overly-weighted toward near-term incentives, and the Company has taken what it believes are reasonable steps to protect against the potential of disproportionately large near-term incentives that might encourage excessive risk taking.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The stock options granted to our executive officers have been structured with the objective of qualifying those awards as performance-based compensation. The RSUs awarded to our named executive officers will not qualify as performance-based compensation. In addition, the bonuses provided to our named executive officers under the Incentive Plan and any other cash incentive programs will not qualify as performance-based compensation for purposes of Section 162(m). However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSUs tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Non-performance-based compensation paid to our executive officers for 2016 exceeded the $1.0 million limit per covered officer. However, we generated a net loss for the year ended December 31, 2016 and we expect to incur net losses for the foreseeable future. In addition, as of December 31, 2016, the Company had net operating loss carryforwards for federal income tax purposes of approximately $412 million that will begin to expire in 2018. These loss carryforwards defer the impact of any deductions that the Company might lose under Section 162(m) for one or more of those carryforward years. Accordingly, although tax deductions for some amounts that we paid to our named executive officers as compensation for 2016 were limited by section 162(m), that limitation did not result in the current payment by us of increased federal income taxes due to our net loss position as well as our net operating loss carryforwards.

Advisory Vote on Executive Compensation

At the 2014 Annual Meeting we conducted our second advisory vote on executive compensation. At such meeting, approximately 82% of the votes cast on the advisory vote proposal were in favor of our named executive officer compensation as disclosed in our proxy statement, and as a result our named executive officer compensation was approved.

The Board of Directors and Compensation Committee reviewed the advisory vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary. The Compensation Committee will continue to take into account future stockholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the our executive compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes or to address market developments.

Although we have conducted an advisory vote on a say-on-pay proposal every three years since 2011, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting, we now believe that a vote on say-on-pay every year is appropriate going forward.  Accordingly, we are recommending to the stockholders that the advisory vote to approve the compensation of the named executive officers occur every year (as presented in Proposal No. 3 of this Proxy Statement).

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2016, 2015 and 2014 by the two individuals who served as the Company’s President and Chief Executive Officer during the 2016 year, the Company’s Executive Vice President and Chief Financial Officer, the Company’s two other most highly compensated executive officers whose total compensation for the 2016 year was in excess of $100,000 and who were serving as executive officers at the end of that year and one other individual who was an executive officer during the 2016 year but whose employment terminated prior to December 31, 2016. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2016 year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)		Stock Awards ($) (2)		Option Awards ($) (3)		Non- Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)	(h)		(i)
Alexander D. Macrae, M.B., Ch.B., Ph.D	2016	350,000		347,000	(6)	—		2,883,090		—	—		3,580,090
President and Chief
Executive Officer (5)

Edward O. Lanphier II,	2016	360,682	(8)	—		1,810,564	(9)	2,286,214	(10)	—	2,049,162	(11)	6,506,622
Former President and Chief	2015	675,000		—		1,176,250		1,357,000		344,250	—		3,552,500
Executive Officer (7)	2014	650,000		—		1,758,750		2,024,475		351,000	—		4,784,225

H. Ward Wolff,	2016	422,500		118,300		—		—		—	—		540,800
Executive Vice President	2015	415,000		—		352,875		407,100		141,100	—		1,316,075
and Chief Financial Officer	2014	405,000		—		527,625		607,343		145,800	—		1,685,768

Geoffrey M. Nichol, M.B., Ch.B.,	2016	394,773		—		—		—		—	—		394,773
Former Executive Vice President,	2015	470,000		—		352,875		407,100		179,775	—		1,409,750
Research and Development (12)	2014	460,000		—		527,625		607,343		186,300	—		1,781,268

Edward R. Conner, M,D.,	2016	34,848		100,000	(14)	—		377,820		—	—		512,668
Senior Vice President
and Chief Medical Officer (13)

Curt A. Herberts III,	2016	289,375		72,886		—		—		—	—		362,261
Senior Vice President
and Chief Business Officer (15)

(1)	The amounts in column (c) include amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.
(2)

Except as otherwise provided in the footnotes below, the amounts in column (e) reflect the aggregate grant date fair value of the RSUs awarded to the named executive for the applicable year, calculated in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation — Stock Compensation, without taking into account any estimated forfeitures.

(3)

Except as otherwise provided in the footnotes below, the amounts in column (f) represent the aggregate grant date fair value of the stock option grants for each indicated year in accordance with ASC 718. The assumptions used in the calculation of the grant date fair values of each option grant are included in Note 4 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on February 28, 2017.

(4)	The amounts in column (g) reflect the cash awards made to the named executive officers under the Company’s non-equity incentive plan that was in effect for the indicated year.

(5)  Dr. Macrae was appointed as our President and Chief Executive Officer on June 1, 2016.

(6)  Includes a sign-on bonus of $200,000 which is subject to repayment to the Company in the event Dr. Macrae’s employment is terminated by the Company without cause or by him without good reason within one year of his appointment.

(7)  Mr. Lanphier resigned as our President and Chief Executive Officer effective June 1, 2016 and was appointed as the non-executive Chairman of the Board of Directors effective as of June 14, 2016.

(8)   Includes $42,500 paid to Mr. Lanphier in retainer fees as non-executive Chairman of the Board of Directors from June 13, 2016 and salary through June 13, 2016.

(9)  Pursuant to SEC disclosure rules, this represents the incremental fair value associated with the accelerated vesting of Mr. Lanphier’s outstanding restricted stock units in connection with his resignation as our President and Chief Executive Officer.

(10) Pursuant to SEC disclosure rules, this represents the incremental fair value associated with the accelerated vesting of Mr. Lanphier’s outstanding options in connection with his resignation as our President and Chief Executive Officer.

(11) Represents severance benefits to which Mr. Lanphier became entitled under his employment agreement with the Company in connection with his cessation of service as President and Chief Executive Officer on June 1, 2016  comprised of (i) $2,010,167 of cash severance, (ii) $28,995 of projected COBRA coverage costs for himself and his eligible dependents for which he is entitled to Company reimbursement for up to a 12-month period beginning July 1, 2016 and (iii) $10,000 attributable to the cost of providing information technology services following Mr. Lanphier’s termination.

(12)	Dr. Nichol’s employment terminated effective October 25, 2016.
(13)	Dr. Conner commenced employment on November 30, 2016.

(14) Includes a sign-on bonus of $100,000 which is subject to repayment to the Company in the event Dr. Conner’s employment is terminated by the Company without cause or by him without good reason within one year of his employment.

(15) Mr. Herberts was promoted as Senior Vice President and Chief Business Officer effective November 30, 2016.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2016 year under a compensation plan.

		Potential Payouts Under Non-Equity			All Other Stock Awards: Number of		All Other Option Awards: Number of Securities Under-		Exercise or Base Price of	Grant Date
		Incentive Plan Awards			Shares of		lying		Option or	Fair
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Stock or Units (#)		Options (#) (2)		Stock Awards ($/SH)	Value ($)
Alexander D. Macrae M.B., Ch.B., Ph.D,		252,000	360,000	720,000	—		—		—	—
	6/03/16	—	—	—	—		700,000		7.07	2,883,090
Edward O. Lanphier II,		294,000	420,000	840,000	—		—		—	—
	6/13/16	—	—	—	191,677	(3)			—	1,810,564(4)
	6/13/16	—	—	—			368,749	(5)	—	2,286,214(6)
H. Ward Wolff		118,300	169,000	338,000	—		—		—	—
Geoffrey M. Nichol, M.B., Ch. B.		151,988	217,125	434,250	—		—		—	—
Edward R. Conner, M.D.	11/30/16	—	—	—	—		200,000		3.20	377,820
Curt A. Herberts, III		66,640	119,000	220,150	—		—		—	—

(1)

Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s attainment of certain research and development, operational and financial goals at target level.  The Company was required to achieve the corporate performance objectives at an aggregate rate of at least 70% of for any bonuses to become payable which was not attained.

For more information regarding the non-equity incentive plan, please see the section entitled “Cash Incentive Bonus for 2016” in the Company’s Compensation Discussion and Analysis.
(2)

Except as otherwise provided in the footnotes below, the reported option was granted under the Company’s 2013 Stock Incentive Plan and will vest and become exercisable in accordance with the following schedule: twenty-five percent of the option shares will vest and become exercisable on the one year anniversary of the option grant date and the remaining option shares will vest and become exercisable in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date.

(3)  Represents shares subject to restricted stock units granted to Mr. Lanphier on December 12, 2013, December 11, 2014 and December 8, 2015 that became vested on an accelerated basis on the date of his termination as our President and Chief Executive Officer pursuant to the terms of his employment agreement.

(4)   Represents the incremental fair value of the modification to the restricted stock unit vesting terms described in footnote (3) above.

(5)  Represents shares subject to stock options granted to Mr. Lanphier on December 6, 2012, December 12, 2013, December 11, 2014 and December 8, 2015 that became vested on an accelerated basis on the date of his termination as our President and Chief Executive Officer pursuant to the terms of his employment agreement.

(6)   Represents the incremental fair value of the modification to the option vesting terms described in footnote (5) above.

Outstanding Equity Awards at Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of stock that have not vested (#)		Market Value of shares or units of stock that have not vested ($) (3)
(a)	(b)		(c)		(d)	(e)	(f) (2)		(g)
Alexander D. Macrae, M.B., Ch.B., Ph.D.	—		700,000	(4)	7.07	06/02/2026	—		—
Edward O. Lanphier II	—		—		—	—	41,666	(5)	127,081
	156,250		93,750	(6)	9.41	12/07/2025	—		—
	218,749		31,251	(7)	14.07	12/10/2024	—		—
	150,000	(8)	—		12.12	12/11/2023	—		—
	250,000	(9)	—		5.41	12/05/2022	—		—
	300,000		—		5.70	12/08/2020	—		—
	300,000		—		5.35	12/07/2019	—		—
	350,000		—		3.45	12/10/2018	—		—
	250,000		—		13.98	12/12/2017	—		—
H. Ward Wolff	—		—		—	—	25,000	(10)	76,250
	18,750		56,250		9.41	12/07/2025	—		—
	—		—		—	—	12,500	(11)	38,125
	37,500		37,500		14.07	12/10/2024	—		—
	52,500		17,500		12.12	12/11/2023	—		—
	90,000		—		5.41	12/05/2022	—		—
	150,000		—		5.70	12/08/2020	—		—
	200,000		—		5.35	12/07/2019	—		—
	112,000		—		3.45	12/10/2018	—		—
	280,000		—		14.27	12/03/2017	—		—
Geoffrey M. Nichol, M.B., Ch.B. (12)	34,375		—		14.07	12/10/2024	—		—
	49,583		—		12.12	12/11/2023	—		—
	105,416		—		5.41	12/05/2022	—		—
	300,000		—		5.94	07/10/2021	—		—
Edward R. Conner, M.D.	—		200,000		3.20		—		—
Curt A. Herberts III	—		—		—	—	12,500	(10)	38,125
	9,375		28,125		9.41	12/07/2025	—		—
	3,541		6,459		8.87	07/26/2025	—		—
	—		—		—	—	3,333	(11)	10,166
	10,000		10,000		14.07	12/10/2024	—		—
	15,000		5,000		12.12	12/11/2023	—		—
	16,146		—		5.41	12/05/2022	—		—
	3,000		—		2.55	12/07/2021	—		—
	5,000		—		5.12	08/31/2021	—		—
	3,646		—		3.99	10/17/2020	—		—

(1)

Except as otherwise provided in the footnotes below, each option was subject to the following vesting schedule:  twenty-five percent of the option shares will vest and become exercisable on the one year anniversary of the option grant date and the remaining option shares will vest and become exercisable in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the executive officer continues to provide services to the Company through each applicable vesting date.  Each option will vest on an accelerated basis in connection with certain terminations and changes in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements”.  Each option has an expiration date at the end of 10-year period measured from the grant date, unless terminated earlier following the optionee’s termination of service with the Company.

(2)

Represents an RSU award subject to vesting in three successive equal annual installments over the 3-year period measured from the grant date, provided the executive officer continues to provide services to the Company through each applicable vesting date.  Each award will vest on an accelerated basis in connection with certain terminations and changes in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements”.

(3)	Based on the $3.05 closing price of the Company’s common stock on December 31, 2016.

(4)

The option was granted on June 3, 2016.  If the Company terminates Dr. Macrae’s employment without cause or Dr. Macrae terminates his employment for good reason, in either case within 12 months following a change in control and Dr. Macrae executes a general release of all claims in favor of the Company, the option will vest on an accelerated basis  with respect to (i) 50% of the then unvested shares in the event the change in control occurs within two years following commencement of employment and (ii) 100% of the then unvested shares in the event the change in control occurs more than two years following commencement of employment.

(5)

Represents an RSU award granted on December 8, 2015.  In connection with Mr. Lanphier’s resignation as our President and Chief Executive Officer, he received an additional 24 months of vesting credit.  The vesting of the remaining unvested portion has been tolled and will recommence upon his completion of 24 months of service on the Board.

(6)     The option was granted on December 9, 2015.  In connection with Mr. Lanphier’s resignation as our President and Chief Executive Officer, he received an additional 24 months of vesting credit.  The vesting of the remaining unvested portion has been tolled and will recommence upon his completion of 24 months of service on the Board.

(7)

The option was granted on December 11, 2014.  In connection with Mr. Lanphier’s resignation as our President and Chief Executive Officer, he received an additional 24 months of vesting credit.  The vesting of the remaining unvested portion has been tolled and will recommence upon his completion of 24 months of service on the Board.

(8)	The option was granted on December 12, 2013. In connection with Mr. Lanphier’s resignation as our President and Chief Executive Officer, the option became fully vested.

(9)	The option was granted on December 6, 2012. In connection with Mr. Lanphier’s resignation as our President and Chief Executive Officer, the option became fully vested.
(10)	Represents an RSU award granted on December 8, 2015.
(11)	Represents an RSU award granted on December 11, 2014.
(12)	Dr. Nichol’s employment terminated in October 2016. Unvested awards terminated upon such termination; Dr. Nichol had a 3-month period to exercise his vested options.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers the number of shares of the Company’s common stock acquired and the value realized upon the vesting of RSU awards and on each exercise of stock options during the year ended December 31, 2016:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares vested (#)	Market Value of shares or units of stock that have vested ($) (2)
(a)	(b)	(c)	(d)	(e)
Edward O. Lanphier II	—	—	191,667	1,194,085
H. Ward Wolff	—	—	36,666	111,831
Curt A. Herberts III	—	—	12,916	39,394

(1)

Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

(2)	Value realized is determined by multiplying the number of shares of common stock vested on the date of vesting by the market price of the common stock on such date.

Pension Benefits

The Company does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

The Company does not sponsor a nonqualified deferred compensation plan.

Risk Assessment of Compensation Policies and Practices

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and near-term incentives by utilizing a combination of compensation components, including base salary, annual cash incentive awards, and long-term equity awards. Although not all employees in the organization may have compensation comprised of all three of those components, the compensation programs are generally structured so that any near-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation. Under the annual cash incentive program, the target bonuses for the named executive officers range from 35% to 60% of base salary, with a maximum bonus potential set at 200% of the target bonus based on attainment of corporate objectives.  100 percent of the bonus for our named executive officers (other than Mr. Herberts) for the 2016 year is tied to corporate performance goals; there are five categories of performance criteria, each with a number of goals that are intended to further the attainment of the Company’s long term goals and sustain stockholder value, with the bonus potential allocated among the various goals based on the importance of the goal to the Company’s success with a maximum bonus potential of 200% of target bonus.  For Mr. Herberts, a portion of the bonus (70% for the period prior to October 1, 2016 and 80% for the period thereafter) was tied to corporate performance goals and a portion (30% for the period prior to October 1, 2016 and 20% for the period thereafter) tied to a number of individual goals with a maximum bonus potential of 125% based on target allocated to individual goals.  We believe this structure based on a number of different performance measures mitigates any tendency for an executive to focus exclusively on any specific metrics.  For this reason, the Company does not believe that its near-term incentive compensation programs are reasonably likely to encourage excessive risk-taking by the participants in those programs. Each of the named executive officers receives equity compensation in the form of stock options and/or restricted stock unit awards that derive their value from the market price of the Company’s common stock, and the value of those awards increase as the price of the common stock appreciates and stockholder value is thereby created.  Accordingly, the equity component is structured so as to encourage long-term growth and appreciation in the value of the Company’s business and stock price.  For a discussion of the primary components of the compensation for the Company’s executive officers and the Company’s risk assessment of the compensation programs for its executive officers, please see the section above entitled “Executive Compensation and Related Information — Compensation Discussion and Analysis” including the section “Allocations between Base Salary, Cash Incentive Bonus and Equity Compensation for Executives and Risk Taking”.

Employment Contracts and Change in Control Arrangements

Chief Executive Officer Employment Agreement

Dr. Macrae

Effective as of June 1, 2016, the Company entered into an employment agreement with Dr. Macrae (the “Employment Agreement”) setting forth the terms and conditions of his employment as President and Chief Executive Officer.  Pursuant to the Employment Agreement, Dr. Macrae will receive a base salary of $600,000 per year and an annual cash bonus based upon the Company’s achievement of specified objectives under the Company’s executive bonus plan with a target bonus of 60% of his base salary, pro-rated for 2016 based on the period of service.  In addition, upon commencement of employment, Dr. Macrae received a sign-on bonus in the amount of $200,000 which will be subject to repayment to the Company should his employment be terminated by the Company for cause or by him without good reason within one year.  In connection with his appointment, the Compensation Committee granted Dr. Macrae a stock option (the “Option”) on June 3, 2016 to purchase up to 700,000 shares of common stock of the Company, with an exercise price of $7.07 per share.  One-quarter (1/4) of the Option shares will vest twelve (12) months from June 1, 2016 and the remainder will vest in equal monthly installments for thirty-six (36) months thereafter, provided that Dr. Macrae remains a full-time employee through each such vesting date.

If the Company terminates Dr. Macrae’s employment without cause or Dr. Macrae terminates his employment for good reason, in either case within 12 months following a change in control and Dr. Macrae executes a general release of all claims in favor of the Company, Dr. Macrae will receive a severance payment equal to 1.5 times his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs payable over a 12 month period and reimbursement for continued health care coverage under COBRA for up to twelve months. In addition, the Option and any other equity awards granted to him will vest on an accelerated basis  with respect to (i) 50% of the then unvested shares in the event the change in control occurs within two years following commencement of employment and (ii) 100% of the then unvested shares in the event the change in control occurs more than two years following commencement of employment; any outstanding option as so accelerated shall remain exercisable for a period of 12 months following termination.

If the Company terminates Dr. Macrae’s employment without cause or Dr. Macrae terminates his employment for good reason in the absence of a change in control or more than 12 months after a change in control and Dr. Macrae executes a general release of all claims in favor of the Company, Dr. Macrae will receive salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and reimbursement for continued health care coverage under COBRA for up to twelve months.

Dr. Macrae’s severance benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code Section 4999 in connection with any change in control of the Company or his subsequent termination of employment.

Mr. Lanphier

In June 2011 the Company entered into an amended and restated employment agreement with Edward O. Lanphier II, our former President and Chief Executive Officer. Pursuant to the terms of the agreement, Mr. Lanphier was entitled to receive an annual base salary and a potential cash bonus, each in an amount or at a rate determined annually by the Compensation Committee. In the event (a) Mr. Lanphier terminated his employment due to a material reduction of his duties, responsibilities or authority, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home and from the Company’s headquarters, (b) Mr. Lanphier was terminated by the Company without cause, or (c) Mr. Lanphier’s employment agreement was not assumed or otherwise continued in effect by the acquiring entity following a change in control of the Company, he was entitled to receive the following severance benefits, subject to timely execution of a general release of claims against the Company, which becomes effective and enforceable: (i) a lump sum cash payment in an amount equal to the sum of (a) two times his annual base salary at the rate in effect on his termination date, (b) a prorated portion of Mr. Lanphier’s target bonus for the year of termination based upon the time elapsed between December 31 of the preceding year and his termination date, and (c) his target bonus for the year in which such termination occurs; (ii) reimbursement of his health care coverage costs under COBRA for a period of twelve months; (iii) an additional twenty-four months of service vesting credit for each of his stock options outstanding at the time of his termination, and all of his vested options will remain exercisable for up to a three-year period measured from his termination date; and (iv) the Company will provide him with certain information technology services for up to a twenty-four month period. Upon a change in control of the Company all of Mr. Lanphier’s outstanding stock options will vest in full, and such options will remain exercisable for all the option shares for up to a three-year period measured from the date of the change of control or (if later), his termination date.  The RSU awards granted to Mr. Lanphier are subject to an additional twenty-four months of service vesting credit upon an involuntary termination of employment.

Mr. Lanphier retired from his position as our President and Chief Executive Officer effective June 1, 2016 and as a result he became entitled to receive the severance benefits provided under this employment agreement including a lump sum cash severance payment in the amount of $2,010,167 which was paid on June 14, 2016; the Company will also reimburse him for the health care costs he incurs under the Company’s group health plan for a period of 12 months and he received information technology services with an estimated value of $10,000 following his termination.  He also received accelerated vesting of his options and RSU awards and an extension of the option exercise period.  The vesting of any unvested portions of his equity awards will be tolled and will recommence upon his completion of 24 months of service on the Board.

Executive Vice President Employment Agreements

Mr. Wolff

In November 2007 the Company entered into an employment agreement with H. Ward Wolff, our Executive Vice President and Chief Financial Officer (until February 28, 2017), which was amended and restated in December 2008 and December 2011 in order to implement technical changes. Pursuant to the terms of the agreement, Mr. Wolff’s annual base salary is set at a minimum of $375,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary each calendar year. However, the bonus will be payable only upon the achievement of specific performance criteria to be established by the Compensation Committee.

If the Company terminates Mr. Wolff’s employment without cause, or Mr. Wolff terminates his employment for good reason, within 12 months following a change in control and Mr. Wolff executes a general release of all claims in favor of the Company, then Mr. Wolff will receive the following severance benefits: (i) a severance payment equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs, (ii) reimbursement of his health care coverage costs under COBRA for up to twelve months, (iii) accelerated vesting of all of his outstanding equity awards and (iv)   a one-year period measured from his termination date to exercise any outstanding options for all the option shares, but in no event will any such option remain exercisable following the expiration of the maximum option term. If the Company terminates Mr. Wolff’s employment without cause, or Mr. Wolff terminates his employment for good reason, in the absence of a change in control or more than 12 months after a change in control and Mr. Wolff executes a general release of all claims in favor of the Company, then Mr. Wolff will receive (i) salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and (ii)  reimbursement of his health care coverage costs under COBRA for up to twelve months.

Effective as of February 28, 2017, Mr. Wolff retired from his position as Executive Vice President and Chief Financial Officer of the Company. In connection with his retirement, Mr. Wolff entered into an amendment to his employment agreement (the “Amendment”), pursuant to which Mr. Wolff and the Company agreed that he would not be entitled to receive any cash severance in connection with his retirement; however, the Company will reimburse Mr. Wolff for the twelve (12) months of COBRA expenses and his outstanding stock options (to the extent vested on his termination date) will remain exercisable for a period of two (2) years following Mr. Wolff’s termination of employment, or until the end of the term of the stock option, if earlier.

Dr. Nichol

In June 2011 the Company entered into an employment agreement with Dr. Geoffrey M. Nichol, our former Executive Vice President, Research and Development. Pursuant to the terms of the Employment Agreement, Dr. Nichol’s annual base salary was set at a minimum of $425,000, subject to adjustment by the Compensation Committee from time to time, and he was eligible to receive a bonus of up to 40% of his base salary for his performance each calendar year. The bonus was to be based upon the achievement of specific performance criteria to be established by the Compensation Committee.

If the Company terminates Dr. Nichol’s employment without cause, or Dr. Nichol terminates his employment for good reason, within 12 months following a change in control and Dr. Nichol executes a general release of all claims in favor of the Company, then Dr. Nichol will receive the following severance benefits: (i) a severance payment equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs, (ii)  a lump-sum cash payment in the amount of $25,000 and (iii) accelerated vesting of all of his outstanding equity awards. If the Company terminates Dr. Nichol’s employment without cause, or Dr. Nichol terminates his employment for good reason, in the absence of a change in control or more than 12 months after a change in control and Dr. Nichol executes a general release of all claims in favor of the Company, then Dr. Nichol will receive (i) salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and (ii)  a lump-sum cash payment in the amount of $25,000.

Dr. Nichol terminated employment effective October 25, 2016 but was not eligible to receive any severance payments.

Dr. Conner

Effective as of November 30, 2016, the Company entered into an employment agreement with Dr. Conner setting forth the terms and conditions of his employment as Chief Medical Officer.  Pursuant to the employment agreement, Dr. Conner will receive a base salary of $400,000 per year and an annual cash bonus (beginning with 2017) based upon the Company’s achievement of specified objectives under the Company’s executive bonus plan with a target bonus of 35% of his base salary.  In addition, upon commencement of employment, Dr. Conner received a sign-on bonus in the amount of $100,000 which will be subject to repayment to the Company should his employment be terminated by the Company for cause or by him without good reason within one year.  In connection with his appointment, the Compensation Committee granted Dr. Conner a stock option (the “Option”) on November 30, 2016 to purchase up to 200,000 shares of common stock of the Company, with an exercise price of $3.20 per share.  One-quarter (1/4) of the Option shares will vest twelve (12) months from November 30, 2016 and the remainder will vest in equal monthly installments for thirty-six (36) months thereafter, provided that Dr. Conner remains a full-time employee through each such vesting date.

If the Company terminates Dr. Conner’s employment without cause or Dr. Conner terminates his employment for good reason, in either case within 12 months following a change in control and Dr. Conner executes a general release of all claims in favor of the Company, Dr. Conner will receive a severance payment equal to 6 months of his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs payable over a 6 month period and reimbursement for continued health care coverage under COBRA for up to six months. In addition, the option and any other equity awards granted to him will vest on an accelerated basis  with respect to (i) 50% of the then unvested shares in the event the change in control occurs within two years following commencement of employment and (ii) 100% of the then unvested shares in the event the change in control occurs more than two years following commencement of employment; any outstanding option as so accelerated shall remain exercisable for a period of 12 months following termination.

If the Company terminates Dr. Conner’s employment without cause or Dr. Conner terminates his employment for good reason in the absence of a change in control or more than 12 months after a change in control and Dr. Conner executes a general release of all claims in favor of the Company, Dr. Conner will receive salary continuation payments for a six month period following his termination date at his rate of base salary in effect on his termination date and reimbursement for continued health care coverage under COBRA for up to six months.

Dr. Conner’s severance benefits will be subject to reduction to the extent doing so would put him in a better after-tax position after taking into account any excise tax he may incur under Internal Revenue Code Section 4999 in connection with any change in control of the Company or his subsequent termination of employment.

2017 Executive Severance Plan

On March 14, 2017, the Compensation Committee of the Board adopted an Executive Severance Plan (the “Plan”) to provide severance benefits to certain executive officers and other key employees of the Company whose employment with the Company terminates under certain prescribed circumstances, including Drs. Macrae and Conner.

Under the Plan, which replaced the severance arrangement set forth in Dr. Macrae’s employment agreement,  Dr. Macrae is eligible to receive the following severance benefits: (a) cash equal to the sum of (i) 18 months of his base salary and (ii) his target bonus for the year of termination, payable over 12 months, reimbursement for his health care coverage costs under COBRA for 12 months, and full acceleration of his outstanding equity awards, in the event of an involuntary termination during the 12-month period following a change of control of the Company (“the Change in Control Period”) or (b) cash equal to 12 months of his base salary, payable over 12 months, and COBRA reimbursement for 12 months, if he has an involuntary termination other than during the Change in Control Period. These cash severance benefits under the Plan are identical to the severance benefits he is eligible to receive under his employment agreement; however, under his employment agreement, only 50% of the shares subject to any outstanding equity award accelerates if the change in control is within two years following the effective date of the employment agreement and 100% of the shares accelerate if the change in control is more than two years after the effective date.

Under the Plan, which also replaced the severance arrangement set forth in Dr. Conner’s employment agreement, Dr. Conner is eligible to receive the following severance benefits: (a) cash equal to the sum of (i) 12 months of his base salary and (ii) his target bonus for the year of termination, payable over 12 months, reimbursement for health care coverage costs under COBRA for 12 months, and accelerated vesting of all outstanding equity awards, and any outstanding option as so accelerated will remain exercisable for a period of 12 months following termination, in the event of an involuntary termination during the Change in Control Period; or (b) cash equal to 9 months of his base salary, payable over 9 months, and COBRA reimbursement for 9 months, if he has an involuntary termination other than during the Change in Control Period. These cash severance benefits under the Plan are identical to the severance benefits he is eligible to receive under his employment agreement; however, under his employment agreement, only 50% of the shares subject to any outstanding equity award accelerates if the change in control is within two years following the effective date of the employment agreement and 100% of the shares accelerate if the change in control is more than two years after the effective date, and (b) the base salary and COBRA reimbursement continuation period is six months under his employment agreement (instead of 12 months in the event of an involuntary termination during the Change in Control Period or 9 months in the event of an involuntary termination other than during the Change in Control Period, under the Plan, as described above).

2013 Plan

The Compensation Committee of the Board of Directors, as the administrator of the 2013 Plan, has the authority to provide that any outstanding options held by the Chief Executive Officer or any other executive officer or any other unvested equity award made to such individual under the 2013 Plan will vest on an accelerated basis in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event. In addition, all outstanding options and RSUs under the Company’s 2013 Plan will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with an incentive compensation program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards.

RSUs awarded to Mr. Lanphier on December 12, 2013, December 11, 2014, and December 8, 2015, provide that in the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties, responsibilities or authority, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home and from the Company’s headquarters, or (b) Mr. Lanphier is terminated by the Company without cause Mr. Lanphier will receive an additional 24 months of service vesting credit under each outstanding RSU award, and the RSUs that vest as a result will become issuable at such time. In addition, upon a change in control of the Company all of Mr. Lanphier’s outstanding RSUs under his December 12, 2013, December 11, 2014, and December 8, 2015 award will vest in full, and will become issuable at such time.

Incentive Compensation Plan

The Company’s Incentive Compensation Plan (the “Incentive Plan”) is a performance-based cash bonus program for the Company’s executive officers. Pursuant to the terms of the Incentive Plan, should a change in control transaction be consummated prior to the completion of a performance period that has been implemented under the Incentive Plan, then the performance period will terminate upon the consummation of that change in control and each participant in the Incentive Plan will receive a bonus in the dollar amount previously set by the Compensation Committee at target level attainment of each performance objective; however such bonus will be pro-rated to reflect each participant’s actual period of service from the start date of the performance period through the effective date of the change in control. Any pro-rated bonus paid pursuant to the terms of the Incentive Plan will reduce the amount of any severance payable to the participant based on the participant’s target bonus pursuant to the terms of any employment agreement. The 2016 bonus program adopted for the 2016 year under the Incentive Plan is summarized in detail under the heading “Cash Incentive Bonus for 2016” in the Compensation Discussion and Analysis section of this Proxy Statement.

Potential Payments Upon Termination or Change in Control

The charts below quantify the potential payments our executive officers would receive under various scenarios. The value attributed to the accelerated vesting of equity awards represents the intrinsic value of each stock option or RSU award vesting on an accelerated basis in connection with the identified triggering event, which is assumed to occur on December 31, 2016. The intrinsic value is calculated by multiplying (i) the aggregate number of shares which vest on an accelerated basis by (ii) the amount by which the $3.05 closing selling price per share of the Company’s common stock on December 31, 2016, exceeds the exercise price or other issue price (if any) payable per vested share.

Quantification of Benefits Upon Termination in the Absence of a Change in Control

The chart below quantifies the compensation each named executive officer would have received had the officer’s employment terminated in the absence of a change in control of the Company but under circumstances entitling the officer to severance benefits under his employment agreement:

Name	Cash Severance (1)	COBRA	Accelerated Vesting of Equity Awards	All Other Compensation
Alexander D. Macrae, M.B., Ch.B., Ph.D.	$600,000	$—	$—	$—
Edward O. Lanphier II (2)	$2,010,167	$28,995	$1,194,085	$10,000(3)
H. Ward Wolff	$422,500	$26,826	$—	$—
Geoffrey M. Nichol, M.B.,Ch.B.(4)	$—	$—	$—	$—
Edward R. Conner, M.D.	$200,000	$1,296	$—	$—

(1) Except for Mr. Lanphier, the cash severance is payable in a series of successive equal monthly installments over a period ranging from 6 to 12 months.

(2) Mr. Lanphier terminated employment in June 2016; the amounts disclosed represent the actual severance payments and benefits paid to him in connection with his termination.

(3) Represents the cost of providing information technology services.

(4) Dr. Nichol terminated employment in October 2016 but was not eligible to receive any payment in connection with the termination.

Quantification of Benefits Upon a Change in Control

The chart below quantifies the value of the accelerated equity the named executive officers (other than Mr. Lanphier and Dr. Nichol who terminated during the year) are entitled to receive upon a change in control of the Company in which their outstanding equity awards are not assumed or otherwise continued in effect.

Name	Accelerated Equity
Alexander D. Macrae, M.B., Ch.B., Ph.D.	$—
H. Ward Wolff	$114,375
Edward R. Conner, M.D.	$—
Curt A. Herbert, III	$49,791

The chart below quantifies the cash award each named executive officer would have received under the Incentive Plan for the 2016 year in connection with a change in control of the Company on the assumed date:

Name	Incentive Plan Award
Alexander D. Macrae, M.B., Ch.B., Ph.D.	$360,000
Edward O. Lanphier II	$610,167
H. Ward Wolff	$169,000
Geoffrey M. Nichol, M.B., Ch.B.	$217,125
Edward R. Conner, M.D.	$140,000

Quantification of Benefits Upon Termination in Connection With a Change in Control

The chart below quantifies the payments our named executive officers (other than Mr. Lanphier and Dr. Nichol who terminated during the year) would each have received had their employment terminated in connection with a change in control under circumstances entitling them to severance benefits under their employment agreements.

Name	Salary Continuation	Bonus (1)	Other Lump- Sum Cash Payment	Accelerated Vesting of Equity Awards	COBRA
Alexander D. Macrae, M.B., Ch.B., Ph.D.	$900,000	$360,000	$—	$—	$—
H. Ward Wolff	$422,500	$—	$—	$114,375	$26,826
Edward R. Conner, M.D.	$200,000	$140,000	$—	$—	$1,296

(1)

The pro-rated bonus paid pursuant to the terms of the Incentive Plan (as quantified in the chart above) will reduce the amount of any severance payable based on the participant’s target bonus pursuant to the terms of any employment agreement. The amounts reflected in the chart reflect the payments as reduced.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	9,578,322	(2)(3)	$8.31	(4)	4,581,859	(5)(6)
Equity Compensation Plans Not Approved by Stockholders	—		N/A		—
Total	9,578,322		$8.31		4,581,859

(1)	Consists of the 2013 Stock Incentive Plan (the “2013 Plan”) and the 2010 Employee Stock Purchase Plan (the “Purchase Plan”).
(2)	Includes 321,816 shares subject to RSUs that will entitle the holder to one share of common stock for each unit that vests over the holder’s period of continued service with the Company.
(3)

Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase up to 2,000 shares of common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)

The calculation does not take into account the 321,816 shares of common stock subject to outstanding RSUs. Such shares will be issued at the time the RSUs vest, without any cash consideration payable for those shares.

(5)

Consists of shares available for future issuance under the Purchase Plan and the 2013 Plan. As of December 31, 2016, 1,089,668 shares of common stock were available for issuance under the Purchase Plan, and 3,492,191 shares of common stock were available for issuance under the 2013 Plan. The 3,492,191 shares available for issuance under the 2013 Plan may be issued upon the exercise of stock options or stock appreciation rights granted under the plan, or those shares may be issued as stock bonuses or pursuant to restricted stock awards or RSUs which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

(6)

As of December 31, 2016, the maximum number of shares of common stock reserved for issuance under the 2013 Plan and the Purchase Plan was 19,397,808 shares and 2,100,000 shares, respectively. The number of shares of common stock reserved for issuance under the 2013 Plan is reduced: (i) on a 1-for-1 basis for each share of common stock subject to a stock option grant or stock appreciation right award, or pursuant to a full-value award made under the plan before June 12, 2013, and (ii) by a fixed ratio of 1.33 shares of common stock for each share of common stock issued pursuant to a full-value award made under the plan on or after June 12, 2013.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this Proxy Statement.

Submitted by the Compensation
Committee of the Board of Directors

Dr. Mento
Ms. Parker
Mr. Ringo

Board Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2016, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with the management of the Company.

The Audit Committee has discussed with Sangamo’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees,” or any successor standard.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Sangamo.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo’s Board of Directors that the audited financial statements be included in Sangamo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Submitted by the Audit
Committee of the Board of Directors

Mr. Carey
Ms. Ramasastry
Mr. Ringo

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the indemnification provisions contained in Sangamo’s Restated Certificate of Incorporation, Sangamo has entered into separate indemnification agreements with each of its directors and officers containing provisions which may require Sangamo, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors.

POLICIES AND PROCEDURES

Consistent with the requirement under NASDAQ listing rules, the Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions as defined under SEC rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee must review the material facts of any such transaction and approve that transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the Audit Committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the Audit Committee will consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction and the benefit of such transaction to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than ten percent of the outstanding common stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their beneficial ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16 reports which the Company received from such persons for their 2016 year transactions in the common stock and their common stock holdings, and (ii) written representation that no other reports were required, the Company believes that all reporting requirements under Section 16 for such year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, has been provided concurrently with the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

THE BOARD OF DIRECTORS OF
SANGAMO THERAPEUTICS, INC.

Dated: April 25, 2017

.    IMPORTANT ANNUAL MEETING INFORMATION   NNNNNNNNNNNN  NNNNNNNNNNNNNNN  C123456789   000004    000000000.000000 ext 000000000.000000 ext   NNNNNNNNN   ENDORSEMENT_LINE______________ SACKPACK_____________   MR A SAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6   Using a black ink pen, mark your votes with an X as shown in  this example. Please do not write outside the designated areas.   X    000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext   Electronic Voting Instructions  Available 24 hours a day, 7 days a week!   Instead of mailing your proxy, you may choose one of the voting  methods outlined below to vote your proxy.   VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.   Proxies submitted by the Internet or telephone must be received by  1:00 a.m., EST, on June 5, 2017.  Vote by Internet   • Go to www.envisionreports.com/SGMO  • Or scan the QR code with your smartphone  • Follow the steps outlined on the secure website  Vote by telephone   • Call toll free 1-800-652-VOTE (8683) within the USA, US territories &  Canada on a touch tone telephone  • Follow the instructions provided by the recorded message  Annual Meeting Proxy Card 1234 5678 9012 345  •  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, 1 YEAR for Proposal 3 and    FOR Proposal 4.   1. To elect seven (7) directors to serve on the Board of Directors until the next Annual Meeting of Stockholder to be held in 2018 or until their successors are duly elected and qualified;  +  Nominees: For Against Abstain  For Against Abstain For Against Abstain   01 - H. Stewart Parker 02 - Robert F. Carey 03 - Stephen G. Dilly,  M.B.B.S., Ph.D.  04 - Alexander D. Macrae,  M.B., Ch.B., Ph.D. 05 - Steven J. Mento, Ph.D. 06 - Saira Ramasastry  07 - William R. Ringo For Against Abstain 1 Year 2 Years 3 Years Abstain    3. To approve, on an advisory basis, whether  named executive officers, as described in the Proxy Statement.  2. To approve, on an advisory basis, the compensation of the Company’s  the advisory stockholder vote to approve  For Against Abstain the compensation of the Company’s  named executive officers should occur   4. To ratify the appointment of Ernst & Young LLP as the Company’s  every year, once every two years or once   independent registered public accounting firm for the year ending   every three years;  December 31, 2017.   5. To transact such other business as may  B  Non-Voting Items    properly come before the meeting.   Change of Address — Please print new address below.  Meeting Attendance  Mark box to the right if  you plan to attend the  Annual Meeting.    C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below    NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR  GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.     MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE   C 1234567890 J N T   140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND  MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND  1UP X 3272121 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND   NNNNNNN  +    02KS8E

.   •  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proxy — Sangamo Therapeutics, Inc.    PROXY SOLICITED BY THE BOARD OF DIRECTORS  FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 5, 2017   The undersigned hereby appoints Alexander D. Macrae, M.B., Ch.B., Ph.D., and Kathy Y. Yi, and each of them, as proxies of the undersigned, with full power  of substitution, to vote all shares of Sangamo Therapeutics, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly  come before the 2017 Annual Meeting of Stockholders of Sangamo Therapeutics, Inc., to be held at 501 Canal Boulevard, Richmond, California 94804 on  June 5, 2017 at 9:00 a.m. PDT or at any postponement or adjournment thereof.   THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE  THEY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSAL 2, 1 YEAR FOR PROPOSAL 3 AND FOR PROPOSAL 4 AND AT THE DISCRETION OF  THE PROXY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.   (SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)   PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.   CONTINUED AND TO BE SIGNED ON REVERSE SIDE